Exhibit 4.3

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of December 16, 2016

among

STARWOOD PROPERTY TRUST, INC.,
as Borrower,

and

THE SUBSIDIARIES OF
STARWOOD PROPERTY TRUST, INC.
FROM TIME TO TIME PARTY HERETO,
as Guarantors,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

The Other Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS, INC. AND CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULES

2.01	Commitments
5.12(d)	Pension Plans
5.13	Subsidiaries; Equity Interests
6.21	Post-Closing Obligations
7.08	Transactions with Affiliates
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Swing Line Loan Notice
B-1	Revolving Note
B-2	Term Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Perfection Certificate
F	Form of Security Agreement
G	Solvency Certificate
H	U.S. Tax Compliance Certificates
I	Certification of Market Value of Near Cash Securities
J	Borrowing Base Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of December 16, 2016 among STARWOOD PROPERTY TRUST, INC., a Maryland corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER, as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

In consideration of the mutual covenants and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“A-Note” means either (a) a senior secured loan or promissory note (which is related to a mortgage loan which may or may not have one or more related pari passu promissory notes), that is secured by a first lien mortgage on a single commercial property or group of related commercial properties or a senior participation interest (which may be pari passu with other senior participation interests) in such loan or note or (b) a senior secured loan or promissory note related to a mortgage loan having one or more related B-Notes (provided that any such related B-Notes shall not constitute A-Notes hereunder), that is secured by a first lien mortgage on a single commercial property or group of related commercial properties or a senior or pari passu participation interest in such loan or note.

“Adjusted Net Book Value” means, with respect to any Investment Asset, (i) the net book value thereof (or, (x) with respect to any encumbered Commercial Real Estate Ownership Interest, the net equity of the Encumbered Real Property Pledged Subsidiary that directly or indirectly owns all of the Equity Interests in the applicable Encumbered Real Property Borrowing Base Subsidiary and (y) with respect to any CMBS or RMBS, the fair value thereof) determined in accordance with GAAP, plus (ii) solely with respect to any Commercial Real Estate Ownership Investment and solely to the extent deducted in determining net book value, net equity or fair value, real property depreciation and amortization.  For purposes of calculating the Adjusted Net Book Value of a First Priority Commercial Real Estate Debt Investment consisting of (A) a commercial mortgage loan and a related Mezzanine Loan or (B) an A-Note and B-Note in a commercial mortgage loan, the Adjusted Net Book Value of such First Priority Commercial Real Estate Debt Investment shall include both the commercial mortgage loan and related Mezzanine Loan or the A-Note and B-Note in the commercial mortgage loan that, in each case, comprise such First Priority Commercial Real Estate Debt Investment (pursuant to the definition thereof).

“Administrative Agent” means JPMorgan, in its capacity as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors; it being understood that matters concerning Foreign Currency Revolving Credit Loans will be administered by J.P. Morgan Europe Limited and therefore all notices concerning such Foreign Currency Revolving Credit Loans will be required to be given at the London Funding Office.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affected Foreign Currency” has the meaning specified in Section 3.03.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Commitments” means, at any time, the sum of the Aggregate Revolving Commitments and the Aggregate Term Loan Commitments.

“Aggregate Deficit Amount” has the meaning specified in Section 10.11.

“Aggregate Excess Amount” has the meaning specified in Section 10.11.

“Aggregate Revolving Commitments” means, at any time, the aggregate amount of the Revolving Commitments of all the Lenders at such time.  As of the Closing Date, the Aggregate Revolving Commitments are $100,000,000.

“Aggregate Term Loan Commitments” means, at any time, the aggregate amount of the Term Loan Commitments of all the Lenders at such time.  As of the Closing Date, the Aggregate Term Loan Commitments are $300,000,000.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 11.21(b).

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates, related to terrorism financing or money laundering including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Creditor” has the meaning specified in Section 11.21(b).

“Applicable Fee Rate” means, with respect to any calendar quarter (or portion thereof, as applicable), a per annum fee rate equal to 0.25%.

“Applicable Minimum Amount” means, in the case of Revolving Credit Loans, an amount equal to (x) if such Loans are denominated in Pounds Sterling, £5,000,000 or a whole multiple of £1,000,000 in excess thereof and (y) if such Loans are denominated in Euro, €5,000,000 or a whole multiple of €1,000,000 in excess thereof.

“Applicable Percentage” means (a) in respect of the Term Loan Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time, subject to adjustment as provided in Section 2.14, and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.14.  If the commitment of each Revolving Lender to make Revolving Credit Loans has been terminated pursuant to Section 8.02 or otherwise, or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Credit Facility as of the date of such termination or expiration, as applicable, giving effect to any subsequent assignments.

“Applicable Rate” means (a) with respect to Term Loans, 1.25% for Base Rate Loans and 2.25% for Eurocurrency Rate Loans and (b) with respect to Revolving Credit Loans, 1.25% for Base Rate Loans and 2.25% for Eurocurrency Rate Loans.

“Applicable Revolving Percentage” means, with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appraised Value” means, with respect to any Property (including any underlying real property asset relating to a Borrowing Base Asset), the appraised value of such Property as reflected in an Approved Appraisal (or a draft appraisal that, if issued, would constitute an Approved Appraisal) that has been delivered to the Administrative Agent.

“Appropriate Lender” means, at any time, (a) with respect to either of the Term Loan Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time and (b) with respect to Swing Line Loans, (i) the Swing Line Lenders and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.17, the Revolving Lenders.

“Approved Appraisal” means, on any date and with respect to any Property, a FIRREA-compliant appraisal of such Property.  For purposes of this definition, the appraisal of any Property located in Europe shall be deemed to be FIRREA-compliant even if not conducted in accordance with U.S. FIRREA so long as (i) the appraiser of such Property is sufficiently independent to meet all applicable requirements under U.S. FIRREA with respect to appraiser independence and (ii) the Administrative Agent receives an opinion of counsel to the applicable Loan Party, in form and substance satisfactory to the Administrative Agent, stating that the valuation standards used in conducting such appraisal conform to the U.S. FIRREA standards.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Jurisdiction” means each of the U.S., Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Japan, Italy, Luxembourg, Netherlands, Norway, Spain, Sweden, Switzerland and United Kingdom.

“Arrangers” means JPMorgan, Barclays Bank PLC, Citigroup Global Markets, Inc. and Credit Suisse Securities (USA) LLC, each in its capacity as joint bookrunner and joint lead arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Assumed Facility Interest Expense” means actual interest expense on the Facilities for the most recently ended fiscal quarter multiplied by four (4).

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its consolidated Subsidiaries, including the notes thereto.

“B-Note” means a loan or promissory note (or a participation interest in such loan or promissory note) that is secured by a first mortgage on a single commercial property or group of related commercial properties and subordinated or junior (whether in lien priority, right of payment or payment waterfall, and whether structurally, contractually or legally) to an A-Note (or other notes or loans) secured by the same first mortgage on the same property or group of properties.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Eurocurrency Rate for any day shall be based on the LIBO Rate for Dollars at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively.

“Base Rate Loan” means that portion of a Loan or a Borrowing that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Term Loan Borrowing, Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base Account” means (i) each Deposit Account that is subject to a Control Agreement and maintained by a Secured Guarantor, into which all Borrowing Base Asset Proceeds, all Fee-Related Earnings and all Distributions received by such Secured Guarantor shall (unless otherwise provided pursuant to Section 6.21) be deposited (the “Required Borrowing Base Accounts”), (ii) each Specified Borrowing Base Account and (iii) any other Deposit Account or Securities Account containing Borrowing Base Assets that, in each case, is subject to a Control Agreement.

“Borrowing Base Amount” means, at any time, an amount that is equal to 100% of the sum of the following clauses (a) through (f) (or, during the period from and after the Initial Maturity Date, the sum of (x) 90% of the sum of the following clauses (a)-(d), (e)(ii)(y) and (f) plus (y) 100% of the sum of the following clauses (e)(i) and (e)(ii)(x)):

(a)           (i) with respect to each First Priority Commercial Real Estate Debt Investment that has a current Loan-to-Value Ratio of less than or equal to 55%, the product of 70% multiplied by the Adjusted Net Book Value of such First Priority Commercial Real Estate Debt Investment, (ii) with respect to any other First Priority Commercial Real Estate Investment, the product of 65% multiplied by the Adjusted Net Book Value of such First Priority Commercial Real Estate Investment and (iii) with respect to any Investment Grade RMBS that is wholly-owned by a Qualifying Loan Party, the product of 65% multiplied by the Adjusted Net Book Value of such Investment Grade RMBS, plus

(b)           with respect to each Junior Priority Commercial Real Estate Debt Investment, the product of 45% multiplied by the Adjusted Net Book Value of such Junior Priority Commercial Real Estate Debt Investment, plus

(c)           with respect to each Non-Investment Grade RMBS that is wholly-owned by a Qualifying Loan Party, the product of 40% multiplied by the Adjusted Net Book Value of such Non-Investment Grade RMBS, plus

(d)           with respect to each Other Asset Investment, the product of 30% multiplied by the Adjusted Net Book Value of such Other Asset Investment, plus

(e)           (i) with respect to cash in Dollars, the product of 100% multiplied by the amount of such cash of any Qualifying Loan Party held in a Specified Borrowing Base Account and (ii) with respect to cash in any Foreign Currency, the sum of (x) the product of 100% multiplied by the amount of such cash of any Qualifying Loan Party, not to exceed, in the aggregate for all such Qualifying Loan Parties, the applicable Foreign Currency Outstanding Amount with respect to such Foreign Currency, held in a Specified Borrowing Base Account plus (y) the product of 95% multiplied by the amount of such cash of Qualifying Loan Parties in excess of the Foreign Currency Outstanding Amount with respect to such Foreign Currency held in a Specified Borrowing Base Account, plus

(f)            the product of 2.0 multiplied by the Servicing Fee EBITDA;

provided that notwithstanding the foregoing (it being understood that each percentage limitation set forth in clauses (ii), (iii), (iv), (v), (vi), (vii), (xv) and (xvii) below shall be calculated prior to giving effect to any reductions resulting from the application of such percentage limitation):

(i)            in no event shall any Investment Asset contribute, directly or indirectly, to the Borrowing Base Amount pursuant to more than one lettered clause above (however, collection of a servicing fee on an Investment Asset shall not prevent such Investment Asset from contributing to the Borrowing Base Amount);

(ii)           construction loans shall not contribute more than 20% in the aggregate of the Borrowing Base Amount;

(iii)          in no event shall the Borrowing Base Amount attributable (directly or indirectly) to any single Investment Asset other than cash and Fee-Related Earnings (it being understood that any cross-collateralized assets or cross-guaranteed assets shall be deemed to be a single Investment Asset for such purpose) exceed 10% (or, in the case of (A) the Investment Asset referred to as the MOB Portfolio, 30%, (B) the Investment Asset referred to as the Dublin Office Portfolio, 16% and (C) the Investment Asset referred to as the Hawaii Hospitality Investment, 15%) of the sum of (x) the Adjusted Net Book Value of all Investment Assets included in the Borrowing Base Amount pursuant to clauses (a) through (d) above (without giving effect to any concentration limits set forth herein) plus (y) the aggregate amount of all cash denominated in Dollars or any Foreign Currency included in the Borrowing Base Amount pursuant to clause (e) above plus (z) (I) Servicing Fee EBITDA multiplied by (II) 2.0 (it being understood that in making any such determination, amounts may be included in each of clauses (x) through (z) above solely to the extent the requirements set forth in clause (viii) below shall have been met with respect to the applicable Investment Asset);

(iv)          Specified Asset Investments shall not contribute more than 50% in the aggregate of the Borrowing Base Amount;

(v)           Servicing Fee EBITDA shall not contribute more than 10% in the aggregate of the Borrowing Base Amount;

(vi)          Preferred Equity Investments with respect to which any dividends required to be paid in cash are in arrears shall not contribute more than 10% in the aggregate of the Borrowing Base Amount;

(vii)         not more than 30% of the Borrowing Base Amount shall be attributable to Investment Assets having an Investment Location in a Non-Qualifying Location;

(viii)        no Investment Asset shall contribute, directly or indirectly, to the Borrowing Base Amount unless (w) the Borrowing Base Subsidiary with respect thereto is a Wholly Owned Subsidiary, (x) with respect to any Investment Asset other an encumbered Commercial Real Estate Ownership Investment, each of (A) the Borrowing Base Subsidiary in respect of such Investment Asset and (B) each Direct Parent of such Borrowing Base Subsidiary shall have been made a Secured Guarantor and shall have no Indebtedness outstanding other than Permitted BBCS Indebtedness, (y) with respect to any such Investment Asset constituting an encumbered Commercial Real Estate Ownership Interest, an Encumbered Real Property Holding Company with respect to such Investment Asset shall have been made a Secured Guarantor and (z) each such Secured Guarantor described in clauses (x) and (y) above shall have granted to the Administrative Agent, for the benefit of the Lenders, a first priority perfected security interest in each of its assets that are of the types included in clause (i) and clause (ii) of the definition of “Collateral” (including (and notwithstanding anything to the contrary set forth in the Collateral Documents), (A) 100% of the Equity Interests of any Borrowing Base Subsidiary (other than an Encumbered Real Property Borrowing Base Subsidiary) and (B) 100% of the Equity Interests of any Encumbered Real Property Pledged Subsidiary (or, solely with respect to any Encumbered Real Property Pledged Subsidiary that is an Excluded Foreign Subsidiary, 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Excluded Foreign Subsidiary)) and such Collateral shall not directly or indirectly be encumbered by any other Lien other than Permitted Collateral Liens;

(ix)          no Investment Asset shall contribute, directly or indirectly, to the Borrowing Base Amount if any Borrowing Base Covenant Subsidiary, Unrestricted Real Property Subsidiary or Starwood Fund (or any related feeder fund) that, in each case, directly or indirectly owns such Investment Asset is in default after notice and the expiration of applicable grace periods with respect to any of its Indebtedness that is material in relation to the value of such Investment Asset, and which default would permit the acceleration of such Indebtedness;

(x)           no Investment Asset securing any Warehouse Facility shall contribute, directly or indirectly, to the Borrowing Base Amount for so long as such Investment Asset secures any Warehouse Facility;

(xi)          the Adjusted Net Book Value used in the calculations set forth in clauses (a) through (d) above with respect to any Investment Asset that is owned, directly or indirectly, by any Excluded Foreign Subsidiary shall be limited to 65% of the Adjusted Net Book Value of such Investment Asset;

(xii)         with respect to any Investment Asset of the type described in clauses (a) through (d) above held by a Starwood Fund with respect to which a Qualifying Loan Party directly owns a limited partnership, limited liability company membership or other similar equity interest in such Starwood Fund (or a related feeder fund) (such equity interests, the “Starwood Fund Equity Interests”), the Borrowing Base Amount shall include (subject to the other limitations set forth herein) the pro rata share of the individual eligible Starwood Fund Investment Assets instead of such Starwood Fund Equity Interests; provided that (A) such Starwood Fund Equity Interests are owned by a Qualifying Loan Party, (B) the pro rata share of the individual eligible Investment Assets held by such Starwood Fund shall be adjusted to account for any “opt-out” elections of any holders of such equity interests, (C) such pro rata share shall be reduced to the extent that any applicable Investment Asset has been funded with the proceeds of subscription debt in lieu of equity funding from the applicable Qualifying Loan Party, (D) such Qualifying Loan Party shall not be in default under the limited partnership agreement, limited liability company agreement or other similar organizational agreement, as applicable, of such Starwood Fund (or any related feeder fund) or any other Organization Document of such Starwood Fund (or any related feeder fund), (E) such Starwood Fund (and any related feeder fund) shall not be in default under the documents governing any subscription debt thereof, and (F) such Starwood Fund (and any related feeder fund) has no Indebtedness outstanding other than Subscription Line Indebtedness;

(xiii)        in no event shall any Investment Asset that does not satisfy the Qualifying Criteria contribute, directly or indirectly, to the Borrowing Base Amount;

(xiv)        upon the completion of an Investment Asset Review pursuant to Section 11.20, the reference to the Adjusted Net Book Value of each asset subject to such Investment Asset Review for purposes of calculating the Borrowing Base Amount shall be the lesser of (x) such Adjusted Net Book Value as determined by the Borrower and (y) such value as determined by the Independent Valuation Provider;

(xv)         in no event shall the aggregate amount of Investment Assets constituting Commercial Real Estate Ownership Investments in land and Commercial Real Estate Debt Investments secured by land contribute more than 15% in the aggregate of the Borrowing Base Amount;

(xvi)        if an Investment Asset consists of a portion of an asset that has previously been subdivided such that only a portion of such original asset is an Investment Asset and a Borrowing Base Asset, then the Adjusted Net Book Value used in the calculations set forth in clauses (a) through (d) above with respect to any such Investment Asset shall be limited solely to the Adjusted Net Book Value of the portion of such asset that is an Investment Asset and a Borrowing Base Asset;

(xvii)       in no event shall the Borrowing Base Amount attributable, directly or indirectly, to Non-Foreclosable Assets exceed 15% of the Borrowing Base Amount; and

(xviii)      No Investment Asset constituting a Non-Performing Loan shall contribute to the Borrowing Base for so long as such Investment Asset constitutes a Non-Performing Loan.

“Borrowing Base Asset Proceeds” means, with respect to any Borrowing Base Asset, all principal, interest and other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, or in connection with or in respect of such Borrowing Base Asset (including all Fee Related Earnings); provided that any such amounts that have been paid or otherwise Disposed of to a Person that is not a Secured Guarantor in a transaction permitted hereunder (including pursuant to Section 2.06(e) or 2.15, as applicable) shall, immediately upon such payment or Disposition, cease to be Borrowing Base Asset Proceeds.

“Borrowing Base Assets” means, at any time, the Investment Assets that are included or purported to be included in the Borrowing Base Amount.

“Borrowing Base Certificate” means a certificate executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit J (or another form acceptable to the Administrative Agent) setting forth the calculation of the Borrowing Base Amount.  All calculations of the Borrowing Base Amount in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrower and certified to the Administrative Agent; provided that the Administrative Agent shall have the right to review and make reasonable adjustments to any such calculation to the extent the Administrative Agent reasonably determines that such calculation contains errors or is not otherwise in accordance with this Agreement and notifies the Borrower of such adjustment.

“Borrowing Base Covenant Subsidiary” means (a) any Borrowing Base Subsidiary, (b) any Direct Parent of a Borrowing Base Subsidiary, (c) any Encumbered Real Property Pledged Subsidiary, (d) any Encumbered Real Property Holding Company and (e) any other Subsidiary of the Borrower that directly owns any Equity Interests in a Borrowing Base Covenant Subsidiary and has become a Secured Guarantor pursuant to Section 6.12(d) (but in each case excluding any Unrestricted Real Property Subsidiary).

“Borrowing Base Coverage Ratio” means, as of any date of determination, the ratio as of such date of (a) (x) the Borrowing Base Amount at such time minus (y) the aggregate amount of the Borrowing Base Amount attributable to cash pursuant to clauses (e)(i) and (e)(ii)(x) of the definition thereof to (b) (x) Total Outstandings at such time minus (y) the aggregate amount of the Borrowing Base Amount attributable to cash pursuant to clauses (e)(i) and (e)(ii)(x) of the definition thereof.

“Borrowing Base Release Transaction” has the meaning specified in Section 2.15.

“Borrowing Base Subsidiary” means each Subsidiary that directly owns any Borrowing Base Asset (or, with respect to any Borrowing Base Asset that is a Starwood Fund Investment

Asset, directly owns the applicable Starwood Fund Equity Interests) or receives any Fee-Related Earnings that contribute to Servicing Fee EBITDA.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the relevant currency in the interbank eurocurrency market, (b) when used in connection with a Foreign Currency Revolving Credit Loan, the term “Business Day” shall also exclude any day on which commercial banks in London are authorized or required by law to remain closed and (c) when used in connection with Eurocurrency Loans denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (which utilizes a single shared platform and which was launched on November 19, 2007 (TARGET2)) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for settlement of payment in Euro.

“Calculation Date” means, with respect to each Foreign Currency, the last day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day) and such other days from time to time as the Administrative Agent shall designate as a “Calculation Date”, provided that (i) the second Business Day preceding each Borrowing Date (or in the case of Eurocurrency Loans denominated in Pounds Sterling, the Borrowing Date) with respect to, and each date of any continuation of, any Foreign Currency Revolving Credit Loan which is a Eurocurrency Loan shall also be a “Calculation Date” with respect to such Foreign Currency and (ii) subject to Section 2.03, the Borrowing Date with respect to any other Foreign Currency Revolving Credit Loan shall also be a Calculation Date with respect to such Foreign Currency.

“Capital Lease Obligations” means, with respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Cash Equivalents” means:

(a)           United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks);

(b)           marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(c)           marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 of Moody’s;

(d)           commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(e)           time deposits, demand deposits, certificates of deposit, Eurocurrency time deposits, time deposit accounts, term deposit accounts or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million; and

(f)            investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“Cash Liquidity” means, at any time with respect to the Borrower and its Subsidiaries, on a consolidated basis, the amount of Unrestricted Cash held by such Persons at such time.

“Change in Law” means the occurrence, after the date of this Agreement (or, with respect to any Lender which becomes a party hereto after the date of this Agreement, the date such Lender becomes a party hereto), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           prior to an internalization of management by the Borrower, neither the Manager nor any Affiliate of the Manager is the manager of the Borrower;

(b)           after such time as the Borrower is internally managed, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange

Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of a percentage of the total voting power of all classes of Equity Interests of the Borrower entitled to vote generally in the election of directors, of 20% or more;

(c)           a change in Control of the Manager and/or Starwood Capital Group Global, L.P. from the Person or Persons who directly or indirectly Controlled such entities on the Closing Date; or

(d)           the Borrower shall cease to own and control, directly or indirectly, 100% of the outstanding Equity Interests of each Borrowing Base Subsidiary.

Notwithstanding the foregoing, the Administrative Agent and the Required Lenders shall not be deemed to approve or to have approved any internalization of management by the Borrower as a result of this definition or any other provision herein.

“Closing Date” has the meaning specified in Section 4.01.

“CMBS” means mortgage pass-through certificates or other securities (other than any derivative security) issued pursuant to a securitization of commercial real estate securities or loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, (i) all of each Secured Guarantor’s personal property (including, without limitation, Borrowing Base Assets (other than real property) and all payments related to Borrowing Base Assets and voting rights in respect of Borrowing Base Assets, the Borrowing Base Accounts and all other bank accounts, general intangibles, financial assets, investment property, hedge agreements, documents, instruments and cash) and proceeds thereof now owned or hereafter acquired or arising in or upon which a Lien now or hereafter exists in favor of the Administrative Agent for the benefit of the Secured Parties to secure payment or performance of any or all of the Obligations and (ii) all Equity Interests in (x) each Borrowing Base Subsidiary other than any Encumbered Real Property Borrowing Base Subsidiary, (y) each Encumbered Real Property Pledged Subsidiary (or, solely with respect to any Encumbered Real Property Pledged Subsidiary that is an Excluded Foreign Subsidiary, 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Excluded Foreign Subsidiary) and (z) any other direct Subsidiary of a Secured Guarantor (or, solely with respect to any such Subsidiary that is an Excluded Foreign Subsidiary, 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Excluded Foreign Subsidiary), and, in each case, all proceeds thereof. Notwithstanding the foregoing, in no event shall “Collateral” include (A) any lease, license, contract, property right or agreement to which any Secured Guarantor is a party or any of its rights or interests thereunder if the grant of such security interest shall validly constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Secured Guarantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (in the case of each of clauses (i) and (ii) of the foregoing, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406,

9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including any Debtor Relief Laws) or principles of equity), (B) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law or (C) any real property.

“Collateral Documents” means, collectively, the Security Agreement, any Control Agreement and each of the other agreements, instruments or documents that creates or perfects or purports to create or perfect a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commercial Real Estate Debt Investment” means (i) a commercial mortgage loan (or any A-Note and/or B-Note relating to any commercial mortgage loan) or other commercial real estate-related debt investment (including any land loan or construction loan but excluding CMBS) or (ii) a commercial mortgage loan (or any A-Note and/or B-Note relating to any commercial mortgage loan), together with any related Mezzanine Loan, in each case of clauses (i) and (ii) above, held by a Qualifying Loan Party.

“Commercial Real Estate Ownership Investment” means a fee simple interest or ground leasehold interest in commercial real property or undeveloped land, in each case in an Approved Jurisdiction.

“Commitment” means a Term Loan Commitment or a Revolving Commitment, as the context may require.

“Commitment Increase” means a Revolving Commitment Increase and/or a Term Commitment Increase.

“Commitment Increase Lenders” has the meaning specified in Section 2.16.

“Committed Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), and which, if in writing, shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Commitment Termination Notice” has the meaning specified in Section 2.05.

“Contingent Liabilities” means, with respect to any Person as of any date of determination, all of the following as of such date:  (a) liabilities and obligations (including any Guarantees) of such Person in respect of “off-balance sheet arrangements” (as defined in the Off-Balance Sheet Rules defined below) and (b) obligations, including Guarantees, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing in whole or in part any Non-Recourse Indebtedness, lease, dividend or other obligation, excluding, however, (i) contractual indemnities (including any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets), and (ii) guarantees of non-monetary obligations which have not yet been called on or quantified, of such Person or any other Person.  The amount of any Contingent Liabilities described in the preceding clause (b) shall be deemed to be (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person.  “Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33-8182; 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified of 17 CFR Parts 228, 229 and 249).

“Contractual Obligation” means, as to any Person, any provision of any securities issued by such Person or of any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a deposit account control agreement or securities account control agreement, as applicable, executed by a Secured Guarantor, the Administrative Agent and the applicable depository bank or securities intermediary granting the Administrative Agent control over the applicable deposit account or securities account, which agreement shall be in form and substance satisfactory to the Administrative Agent.

“Convertible Debt Securities” means any debt securities of the Borrower, the terms of which provide for conversion into Equity Interests, cash by reference to such Equity Interests or a combination thereof.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each Swing Line Lender and each other Lender promptly following such determination.

“Deposit Account” has the meaning specified in the UCC.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject or target of any Sanction.

“Designated Real Property Acquisition” means that certain acquisition designated in writing by the Borrower to the Administrative Agent as the “Designated Real Property Acquisition” on or prior to the Closing Date.

“Designated Unsecured Guarantor” means any Subsidiary that shall become a Guarantor pursuant to Section 6.12(e) but that does not become a Grantor and does not own, directly or indirectly, any Borrowing Base Assets.

“Direct Parent” means, with respect to any Subsidiary, any Wholly Owned Subsidiary of the Borrower that directly owns any Equity Interests of such Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Transferees” means, on any date, (a) those Persons identified by the Borrower in writing to the Administrative Agent on December 3, 2016, and (b) any other Person who is clearly identifiable, solely on the basis of similarity of such Person’s name, as an Affiliate of any Person referred to in clause (a) above; provided, however, Disqualified Transferees shall (x) exclude any Person that the Borrower has designated as no longer being a Disqualified Transferee by written notice delivered to Administrative Agent from time to time and (y) include any Person that is identified as a bona fide competitor of the Borrower (and that is in substantially the same business as those Persons referred to in clause (a) above) pursuant to a written supplement from the Borrower delivered to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than 3 Business Days prior to such date. Delivery of the DQ List pursuant to clause (a) above or any supplement thereto pursuant to clause (y) above, in each case, to the Administrative Agent shall only be deemed to be received and effective if the DQ List and each such supplement is delivered to the following email address: JPMDQ_Contact@jpmorgan.com.

“Distributions” means (a) any and all dividends, distributions or other payments or amounts made, or required to be paid or made, in connection with or related to an Investment Asset, to a Guarantor or any Subsidiary of the Borrower (other than any Encumbered Real Property Pledged Subsidiary that is not a Loan Party or any Subsidiary thereof) by (i) any Direct Parent of an Unrestricted Real Property Subsidiary (or any Subsidiary thereof) or (ii) any Starwood Fund (or any related feeder fund), including, without limitation, any distributions of payments to such Person in respect of principal, interest or other amounts relating to such Investment Asset owned, directly or indirectly, by such Guarantor and (b) any and all amounts owing to a Guarantor or any Subsidiary of the Borrower (other than any Encumbered Real Property Pledged Subsidiary that is not a Loan Party or any Subsidiary thereof) from the disposition, dissolution or liquidation of any direct or indirect holder of a Borrowing Base Asset consisting of an encumbered Commercial Real Estate Ownership Interest or a Starwood Fund Investment Asset.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) if such currency is a Foreign Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“DQ List” has the meaning set forth in Section 11.06(j)(iv).

“Dublin Office Portfolio” means that certain portfolio of twelve office properties and one residential property located in Dublin, Ireland which, as of the Closing Date, is held indirectly by SPT Cedar Parent, LLC.

“EBITDA” with respect to the Borrower and its Subsidiaries on a consolidated basis for any Test Period, an amount equal to the sum of (a) Net Income (or loss) (before deduction of any dividends on preferred stock), plus the following (but only to the extent actually included in determination of such Net Income (or loss)): (i) depreciation and amortization expense, (ii) Interest Expense, (iii) income tax expense, and (iv) extraordinary or non-recurring losses, minus (b) solely to the extent included in determination of such Net Income (or loss), extraordinary or non-recurring gains plus (c) amounts deducted in accordance with GAAP in respect of other non-cash expenses in determining such Net Income for such Person, all determined in accordance with GAAP.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(ii), (iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).  For the avoidance of doubt, any Disqualified Transferee is subject to Section 11.06(j).

“EMU” means the Economic and Monetary Union as contemplated in the Treaty.

“Encumbered Real Property Borrowing Base Subsidiary” means a Borrowing Base Subsidiary directly holding Borrowing Base Assets constituting encumbered Commercial Real Estate Ownership Interests.

“Encumbered Real Property Pledged Subsidiary” means any Wholly Owned Subsidiary, so long as (x) all of the Equity Interests in such Subsidiary are pledged as Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents, (y) such Subsidiary (and any Direct Parent of such Subsidiary) (i) has no Indebtedness outstanding other than Permitted BBCS Indebtedness and (ii) is not an Excluded Subsidiary and (z) such Subsidiary directly or indirectly owns all of the Equity Interests in an Encumbered Real Property Borrowing Base Subsidiary.

“Encumbered Real Property Holding Company” means, a Wholly Owned Subsidiary that directly owns all of the Equity Interests of an Encumbered Real Property Pledged Subsidiary so long as (i) all of the Equity Interests of such Encumbered Real Property Pledged Subsidiary are pledged as Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Document and (ii) such Wholly Owned Subsidiary shall (x) have no Indebtedness outstanding other than Permitted BBCS Indebtedness and (y) not be an Excluded Subsidiary.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Laws” means any and all Laws relating to pollution or the protection of the Environment or of human health (to the extent related to exposure to harmful or deleterious substances), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of harmful or deleterious substances.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization under any Environmental Law.

“Equity Interests” means, with respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“Equity Investment Asset Issuer” means each issuer of a Preferred Equity Investment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means as applied to any Person, (x) any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or (y) any entity, whether or not incorporated, that is under common control within the meaning of Section 4001(a)(14) of ERISA with such Person.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means the single currency of Participating Member States introduced in accordance with the provisions of Article 109(1)4 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds.

“Euro Reference Rate” means the rate per annum for deposits in Euros for a period corresponding to the duration of the relevant Interest Period which appears on the Reuters Screen which displays the rate of the Banking Federation of the European Union for the Euro (being currently page “EURIBOR01”) at approximately 11:00 a.m., London time, on the date of the commencement of such Interest Period, or, if such page shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the European Union as the Administrative Agent shall select; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that with respect to any Eurocurrency Borrowing denominated in Pounds Sterling or Euro, the Eurocurrency Rate shall mean the LIBO Rate.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the definition of “Eurocurrency Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Rate” means on any day, with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such currency.  If such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of the relevant currency for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Foreign Subsidiary” means (1) any Foreign Subsidiary in respect of which either (a) the pledge of all of the Equity Interests of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower, (2) any Domestic Subsidiary substantially all of whose assets consist of Equity Interests in (or Equity Interests in and debt obligations owed or treated as owed by) an Excluded Foreign Subsidiary or (3) any Domestic Subsidiary of an Excluded Foreign Subsidiary.

“Excluded Subsidiary” means any Subsidiary that has Indebtedness outstanding that (x) is owed to a Person that is not an Affiliate of the Borrower or any Subsidiary thereof and (y) by its terms does not permit such Subsidiary to guarantee the Obligations of the Borrower.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated, including gross receipts Taxes imposed in lieu of net income Taxes), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) in the case of a Lender, such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or in the case of any other Recipient, such Recipient becomes a party hereto (or in each case, if such Recipient is an intermediary, partnership or other flow-through entity for U.S. tax purposes, the date on which the relevant beneficiary partner or member of such Recipient becomes a beneficiary, partner or member thereof, if later) or, (ii) in the case of a Lender, such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any Taxes imposed pursuant to FATCA.

“Extended Commitments” has the meaning specified in Section 2.13.

“Extended Loans” has the meaning specified in Section 2.13.

“Extended Maturity Date” has the meaning specified in Section 2.13.

“Extension Option” has the meaning specified in Section 2.13.

“Extension Date” has the meaning specified in Section 2.13.

“Facility” means the Term Loan Facility or the Revolving Credit Facility, as the context may require, and “Facilities” means the Term Loan Facility and the Revolving Credit Facility, collectively.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“FCPA” has the meaning specified in Section 5.23(b).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fee-Related Earnings” means mortgage loan servicing and special servicing fees and other related revenues less (a) mortgage servicing segment direct cash compensation and benefits (excluding non-cash equity-based compensation consisting of Equity Interests in the Borrower or a direct or indirect parent of the Borrower) and (b) mortgage servicing general and administrative expenses (excluding non-cash expenses).  Such Fee-Related Earnings shall be calculated prior to the deduction of any income taxes.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended.

“First Priority Commercial Real Estate Debt Investments” means any Commercial Real Estate Debt Investment secured by a first priority Lien on the underlying asset (which may include (i) any B-Note in a mortgage loan that is accompanied by an A-Note in such mortgage loan so long as a Qualifying Loan Party holds such A-Note but shall not otherwise include any “B-Note” or any other junior interest in such mortgage loan or (ii) any Mezzanine Loan that is related to a mortgage loan that otherwise qualifies (including with respect to any A-Note and B-Note related thereto) as a First Priority Commercial Real Estate Debt Investment, so long as a Qualifying Loan Party holds such mortgage loan (including any A-Note and B-Note related thereto) but shall not otherwise include any Mezzanine Loan or other junior interest related to such mortgage loan (other than any such related B-Note referred to above)) and with respect to which no other Indebtedness has been incurred that is prior in right of payment in any respect; provided, however, that for purposes of the definition of “Borrowing Base Amount” and the component definitions thereof, (x) such investment shall constitute a First Priority Commercial Real Estate Debt Investment only if such investment (including (A) in the case of any such B-Note, a ratable portion of each related A-Note and (B) in the case of any such Mezzanine Loan, a ratable portion of each related mortgage loan (including any A-Note and B-Note related thereto)) is held by a Qualifying Loan Party and (y) no portion of any B-Note or Mezzanine Loan described above shall constitute a First Priority Commercial Real Estate Debt Investment unless (A) in the case of any such B-Note, at least a ratable portion of the related A-Note and (B) in the case of any Mezzanine Loan, at least a ratable portion of any related mortgage (including any related A-Note and B-Note) are, in each case, held by a Qualifying Loan Party and contribute to the Borrowing Base Amount pursuant to clause (a) thereof.

“First Priority Commercial Real Estate Investments” means collectively, (a) any First Priority Commercial Real Estate Debt Investment, (b) any unencumbered Commercial Real Estate Ownership Investment (including land) that is wholly-owned by a Qualifying Loan Party and (c) any Investment Grade CMBS that is wholly-owned by a Qualifying Loan Party.

“Fitch” means Fitch Ratings and its successors.

“Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Test Period the ratio of (i) EBITDA for such Test Period to (ii) Fixed Charges for such Test Period.

“Fixed Charges” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Test Period, Interest Expense with respect to such Test Period (excluding amortization of debt discount, debt premium and deferred issuance costs).

“Foreign Currency” means Euro or Pounds Sterling.

“Foreign Currency Outstanding Amount” means, on any date of determination with respect to any Foreign Currency, the aggregate principal amount of all outstanding Foreign Currency Revolving Credit Loans denominated in such Foreign Currency.

“Foreign Currency Revolving Credit Loans” has the meaning specified in Section 2.01(b).

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Revolving Percentage of Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Future Guarantee Date” has the meaning specified in Section 6.12(e).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided that, notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation under any financial covenant and related definitions) contained in this Agreement or the amount of Indebtedness (including, without limitation, for purposes of Section 8.01(e) hereof) or other liabilities, assets, stockholders or (or other) equity, net worth, revenues, expenses or net income of any Person or any of its Subsidiaries or any other amounts appearing in, derived from, or used in compiling or preparing, the financial statements (including notes thereto) of any Person and/or any of its Subsidiaries, or making any financial or accounting computation or determination relevant to any Person or any of its Subsidiaries, (x) the Borrower shall make such adjustments as it determines in good faith are necessary to remove the impact of consolidating any variable interest entities under the requirements of ASC 810 or transfers of financial assets accounted for as secured borrowings under ASC 860, as both of such ASC sections are in effect on the Closing Date and (y) if any Person shall own, directly or indirectly, less than 100% of the outstanding Capital Stock of any Subsidiary of such Person, then only a pro rata portion of the Indebtedness, other liabilities, assets, stockholders (or other) equity, net worth, revenues, expenses or net income of such Subsidiary or any other amounts relevant to such Subsidiary appearing in, derived from or used in compiling or preparing the financial statements (including notes thereto) of such Subsidiary or of such Person and/or any of its Subsidiaries, as applicable, shall be included for purposes of determining compliance with any such covenant or determining any such amount or making any such financial or accounting computation or determination referred to above, such pro rata portion to be proportionate to the percentage of the outstanding Common Stock of such Subsidiary owned, directly or indirectly, by such Person.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” means the applicable Secured Guarantor that is party to a Collateral Document.

“Guarantee” means, with respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of the obligations for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, Contractual Obligation, Swap Contract or other obligations or indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee); provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee shall be such guaranteeing person’s maximum anticipated liability in respect thereof as reasonably determined by such Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, at any time each Subsidiary of the Borrower party hereto from time to time (including each Subsidiary that becomes a guarantor of the Obligations pursuant to Section 6.12) (which in no event shall be an Excluded Foreign Subsidiary).

“Guaranty” means the Guaranty made by the Guarantors under Article X in favor of the Secured Parties.

“Hawaii Hospitality Investment” means that certain mortgage loan and mezzanine loan in respect of a hospitality property located in Hawaii designated in writing by the Borrower to the Administrative Agent as the “Hawaii Hospitality Investment” on or prior to the Closing Date.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Impacted Interest Period” has the meaning specified in the definition of “LIBO Rate.”

“Impacted Loan” has the meaning specified in Section 3.03.

“Increase Effective Date” has the meaning specified in Section 2.16(a).

“Increased Facility Activation Notice” means an increased facility activation notice, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent, one or more Commitment Increase Lenders and, in the case of a Revolving Commitment Increase, each Swing Line Lender that has a Swing Line Loan outstanding at such time, establishing a Commitment Increase.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise);

(b)           obligations, whether or not for money borrowed (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (iv) in connection with the issuance of preferred equity or trust preferred securities;

(c)           Capital Lease Obligations;

(d)           reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment);

(e)           Off-Balance Sheet Obligations;

(f)            obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(g)           as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, purchase obligations, repurchase obligations, sale/buy—back agreements, takeout commitments or forward equity commitments, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than mandatory redeemable stock));

(h)           net obligations under any Swap Contract not entered into as a hedge against existing indebtedness, in an amount equal to the Swap Termination Value thereof;

(i)            all Non—Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person;

(j)            all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Liens permitted hereunder) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided, that if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien;

(k)           all Contingent Liabilities;

(l)            all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services;

(m)          indebtedness of general partnerships of which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise); and

(n)           obligations to fund capital commitments under any articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents, subscription agreement or otherwise.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Independent Valuation Provider” has the meaning specified in Section 11.20.

“Information” has the meaning specified in Section 11.07.

“Initial Maturity Date” means December 16, 2020.

“Insolvency Event” means, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding—up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of any action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency,

reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs; provided that, “Intangible Assets” shall not include any mortgage loan servicing and/or special servicing rights or lease intangibles of acquired real property.

“Interest Coverage Ratio” means the ratio of (i) (x) the portion of EBITDA attributable to investments included in the Borrowing Base Amount pursuant to clauses (a) through (e) thereof (calculated on an annualized basis) (provided that the calculation of such portion of EBITDA (A) shall exclude general corporate-level expense and (B) shall not include any add backs of interest expense other than the interest expense related to the Facilities) plus (y) without duplication of amounts included in clause (x), Servicing Fee EBITDA to (ii) Assumed Facility Interest Expense.

“Interest Expense” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Test Period, the amount of total interest expense incurred, including capitalized or accruing interest (but excluding interest funded under a construction loan), all with respect to such Test Period, all determined in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Eurocurrency Rate Loan and the Maturity Date applicable to such Eurocurrency Rate Loan; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of such Base Rate Loan and (c) as to any Loan (other than any Revolving Loan that is an Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two or three months thereafter (in each case, subject to availability), as selected by the Borrower in a Committed Loan Notice or, if requested by the Borrower and consented to by all Appropriate Lenders, six months thereafter; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the applicable Maturity Date.

“Interpolated  Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which the Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Asset” means (i) a Commercial Real Estate Debt Investment, (ii) a Commercial Real Estate Ownership Investment, (iii) a Preferred Equity Investment, (iv) CMBS, (v) RMBS, (vi) cash and (vii) Fee-Related Earnings.  Subject to the limitations set forth in the definition of Borrowing Base Amount, the term Investment Asset shall also include any Investment Asset described in the foregoing clauses (i) through (v) that is held by a Starwood Fund with respect to which a Qualifying Loan Party directly holds any Starwood Fund Equity Interest (such Investment Assets, the “Starwood Fund Investment Assets”).

“Investment Asset Review” has the meaning specified in Section 11.20.

“Investment Grade CMBS” means any CMBS having a rating of Baa3 or BBB- (or the equivalent with a stable or better outlook) or higher by at least two Rating Agencies (it being acknowledged that such securities may also have a lower rating from, or may not be rated by, one Rating Agency).

“Investment Grade RMBS” means any RMBS having a rating of Baa3 or BBB- (or the equivalent with a stable or better outlook) or higher by at least two Rating Agencies (it being acknowledged that such securities may also have a lower rating from, or may not be rated by, one Rating Agency).

“Investment Location” means (i) with respect to a Commercial Real Estate Debt Investment, (x) to the extent such Commercial Real Estate Debt Investment is secured, the jurisdiction in which the underlying commercial real property subject to such Commercial Real

Estate Debt Investment is located and (y) to the extent such Commercial Real Estate Debt Investment is unsecured, the jurisdiction of the governing law of the contract governing such Commercial Real Estate Debt Investment; (ii) with respect to a Commercial Real Estate Ownership Investment, the jurisdiction in which such Commercial Real Estate Ownership Investment is physically located; (iii) with respect to a Preferred Equity Investment, the jurisdiction in which the issuer of such Preferred Equity Investment is organized; (iv) with respect to any cash, the jurisdiction of the depository with which such cash is deposited for purposes of the UCC or (v) with respect to a CMBS or RMBS, the jurisdiction in which the underlying commercial or residential, as applicable, real property subject to such CMBS or RMBS is located.  Notwithstanding the foregoing, if (a) any Equity Investment Asset Issuer is organized under the laws of a Non-Qualifying Location, (b) any Borrowing Base Covenant Subsidiary that is a direct or indirect owner of any Investment Asset is organized under the laws of a Non-Qualifying Location or (c) any underlying real estate asset relating to an Investment Asset is located in a Non-Qualifying Location, then the Investment Location of each Investment Asset owned directly or indirectly by such Person or to which such underlying real estate asset relates, as applicable, shall be deemed to have an Investment Location in a Non-Qualifying Location.  For purposes of the foregoing sentence, each Person shall be located in the jurisdiction in which it is organized and each underlying real estate asset shall be located in the jurisdiction in which such real estate asset is physically located.

“Investment Property” has the meaning specified in the UCC.

“IRS” means the United States Internal Revenue Service.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning specified in Section 11.21(b).

“Junior Priority Commercial Real Estate Debt Investments” means all B Notes, Mezzanine Loans and other Commercial Real Estate Debt Investments that, in each case, are not First Priority Commercial Real Estate Debt Investments, to the extent held by a Qualifying Loan Party; provided that, notwithstanding the foregoing, Junior Priority Commercial Real Estate Debt Investments shall not include (x) construction loans or (y) land loans; and provided further that “Junior Priority Commercial Real Estate Debt Investments” shall not include any B Note or Mezzanine Loan that is included as part of a First Priority Commercial Real Estate Debt Investment pursuant to the definition of “First Priority Commercial Real Estate Debt Investments”.

“Latest Maturity Date” means December 16, 2021.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Leverage Ratio” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, as of any date of determination, the ratio as of such date of (i) Total Indebtedness of the Borrower and its Subsidiaries on a consolidated basis, to (ii) Total Assets of the Borrower.

“LIBO Rate” means, (a) with respect to any Eurocurrency Borrowing denominated in Dollars or Pounds Sterling for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars/the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; collectively with the Reuters screen rate set forth in the definition of “Euro Reference Rate,” in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, in the case of any Eurocurrency Loan denominated in Pounds Sterling, on the first day of such Interest Period) and (b) with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, the Euro Reference Rate; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing but not including any capital call commitment with respect to any Starwood Fund (or related feeder fund)).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, the Collateral Documents, any Increased Facility Activation Notice, any New Lender Joinder Agreement, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Loan-to-Value Ratio” means, at any time with respect to any First Priority Commercial Real Estate Debt Investment, the ratio (expressed as a percentage) (i) the numerator of which is the sum of (x) the aggregate outstanding principal amount of such First Priority Commercial Real Estate Debt Investment at such time and (y) the aggregate outstanding principal amount of all other Indebtedness of the borrower(s) with respect to such First Priority Commercial Real Estate Debt Investment that is, whether by contract, operation of law or otherwise, senior or pari passu in right of payment to or with all or any portion of such First Priority Commercial Real Estate Debt Investment (including senior or pari passu to any B-Note or Mezzanine Loan that is part of such First Priority Commercial Real Estate Debt Investment pursuant to the definition of “First Priority Commercial Real Estate Debt Investments”) and (ii) the denominator of which is the Appraised Value of the underlying real property asset relating to such First Priority Commercial Real Estate Debt Investment.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing disbursement denominated in Dollars and (ii) London time in the case of a Loan, Borrowing disbursement denominated in a Foreign Currency (or any such other local time as otherwise notified to or communicated by the Administrative Agent).

“London Funding Office” means  the Administrative Agent’s office located at 25 Bank Street, Canary Wharf, London, E14 5JP, or such other office in London as may be designated by the Administrative Agent by written notice to the Borrower and the Lenders.

“Majority Facility Lenders” means, with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Credit Outstandings, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Aggregate Revolving Commitments).  The portion of the Total Outstandings and unused Commitments held by any Defaulting Lender shall be disregarded in determining Majority Facility Lenders at any time; provided that, the amount of any participation in any Swing Line Loan that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by each Lender that is a Swing Line Lender in respect of such Swing Line Loan in making such determination.

“Manager” means SPT Management, LLC, a Delaware limited liability company.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower, or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse effect upon the Collateral or the validity, enforceability, perfection or priority of the Administrative Agent’s Liens on the Collateral.

“Maturity Date” means the Revolving Maturity Date or the Term Loan Maturity Date, as the context may require.

“Mezzanine Loan” means a loan (or participation therein) made to a direct or indirect owner of one or more entities which own a single commercial property or group of related commercial properties that is (a) secured by one or more equity pledges of the underlying borrower’s direct or indirect ownership interests in the property-owning entities, and (b) subordinated (whether structurally, contractually or legally) to one or more whole mortgage loans, mezzanine loans, notes or securities, in each case secured by first or second mortgage liens on the related properties.

“MOB Portfolio” means that certain portfolio of thirty-eight medical office buildings located in fourteen states to be acquired (pursuant to the Designated Real Property Acquisition), indirectly, by SPT Ivey Parent LLC.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Near Cash Liquidity” means, with respect to the Borrower and its Subsidiaries on a consolidated basis, as of any date of determination, the sum of (i) the market value of Near Cash Securities held by the Borrower and its Subsidiaries as of such date and (ii) the amount of Undrawn Borrowing Capacity of the Borrower and its direct or indirect Subsidiaries under repurchase and credit facilities to which they are a party as of such date.  “Market Value” of Near Cash Securities shall be determined on a quarterly basis through bids obtained from independent third party broker-dealers reasonably acceptable to the Administrative Agent.

“Near Cash Securities” means (i) CMBS having, at all times, a maturity or weighted average life of twelve (12) months or less as determined by the applicable service, (ii) RMBS having a duration of twelve (12) months or less as determined by the Borrower (and, at the Administrative Agent’s request, the assumptions used in such determination shall be provided to the Administrative Agent for the Administrative Agent’s review), in each case, having a rating of Baa1 or BBB (or the equivalent) or higher by at least one Rating Agency (it being acknowledged that such securities may also have a lower rating from one or more Rating Agencies) or (iii) other public or privately placed securities approved by the Administrative Agent.

“Net Cash Proceeds” means, with respect to any issuance or sale by the Borrower of any of its Equity Interests, the excess of (i) the sum of the cash and Cash Equivalents received by the

Borrower in connection with such issuance or sale, less (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the Borrower in connection with such issuance or sale.

“Net Income” means, with respect to any Test Period, the net income of the Borrower and its Subsidiaries on a consolidated basis for such Test Period as determined in accordance with GAAP.

“New Guarantor Deliverables” means, with respect to any Subsidiary that is required to become (or otherwise becomes) a Guarantor after the Closing Date pursuant to Section 6.12, the following items: (i) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of such Subsidiary as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Subsidiary is a party, (ii) such documents and certifications as the Administrative Agent may reasonably require to evidence that such Subsidiary is duly organized or formed, and that such Subsidiary is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or formation, (iii) a certificate of a Responsible Officer of such Subsidiary either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Subsidiary and the validity against such Subsidiary of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required and (iv) to the extent requested by the Administrative Agent, a favorable opinion of counsel (which counsel shall be reasonably acceptable to the Administrative Agent), addressed to the Administrative Agent and each Lender, as to such matters concerning such Subsidiary and the Loan Documents to which such Subsidiary is a party as the Administrative Agent may reasonably request.

“New Lender Joinder Agreement” has the meaning specified in Section 2.16(b).

“New Lenders” has the meaning specified in Section 2.16(b).

“Non-Consenting Lender” has the meaning specified in Section 11.13.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Foreclosable Asset” means any Investment Asset (or any portion thereof) with respect to which the Administrative Agent, for the benefit of the Lenders, has been directly or indirectly granted a Lien, which Investment Asset is not permitted to be transferred without obtaining the prior written consent or approval of any lender or agent for any lender under the terms of any Indebtedness of any direct or indirect owner of such Investment Asset (or any Subsidiary thereof).

“Non-Investment Grade CMBS” means any CMBS that is not an Investment Grade CMBS.

“Non-Investment Grade RMBS” means any RMBS that is not an Investment Grade RMBS.

“Non-Performing Loan” means, as of any date of determination, any Commercial Real Estate Debt Investment that is (x) past due by 90 or more days or (y) on non-accrual status.

“Non-Qualifying Location” means each location other than the United States.

“Non-Recourse Indebtedness” means (a) as used in the definition of “Subscription Line Indebtedness,” Indebtedness of a Person as to which no Specified Loan Party (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case except for (i) customary exceptions for bankruptcy filings, fraud, misrepresentation, misapplication of cash, waste, failure to pay taxes, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse or tax-exempt financings of real estate and (ii) the direct parent company of the primary obligor in respect of the Indebtedness may provide a limited pledge of the equity of such obligor to secure such Indebtedness so long as the lender in respect of such Indebtedness has no other recourse (except as permitted pursuant to the immediately preceding clause (i)) to such direct parent company except for such equity pledge) and (b) as used in any other context, Indebtedness of a Person for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Insolvency Events, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means, as applicable, a Revolving Note or a Term Note.

“Notes Guarantor” means a “Guarantor”, as such term is defined in the Senior Notes Indenture, or any other Subsidiary that provides a guarantee of the Senior Notes or any other Indebtedness outstanding under the Senior Notes Indenture.

“Notes Reversion Date” means a “Reversion Date” as such term is defined in the Senior Notes Indenture.

“Notes Suspension Period” means a “Suspension Period” as such term is defined in the Senior Notes Indenture.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, collectively, (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (ii) all indebtedness, liabilities, duties, indemnities and obligations of any Secured Guarantor owing to JPMorgan, any Lender or any Affiliate of the foregoing in connection with or relating to any Borrowing Base Account maintained by such Secured Guarantor at JPMorgan, any Lender or such Affiliate, including, without limitation, those arising under all instruments, agreements or other documents executed in connection therewith or relating thereto.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Obligations” means, with respect to any Person and any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so—called “synthetic,” tax retention or off—balance sheet lease transaction which, upon the application of any Insolvency Laws, would be characterized as indebtedness, (b) monetary obligations under any sale and leaseback transaction which does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Asset Investment” means collectively, (a) any Preferred Equity Investment to the extent held by a Qualifying Loan Party, (b) any Subordinated Land or Construction Loan to the

extent held by a Qualifying Loan Party, (c) any Non-Investment Grade CMBS to the extent wholly-owned by a Qualifying Loan Party, (d) any encumbered Commercial Real Estate Ownership Investment (excluding undeveloped land) to the extent held by a Qualifying Encumbered Real Property Subsidiary and (e) any unencumbered Commercial Real Estate Ownership Investment in undeveloped land to the extent held by a Qualifying Loan Party.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning specified in Section 11.06(d).

“Participant Certification” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” shall mean a certificate in the form of Exhibit E or any other form approved by the Administrative Agent.

“Permitted BBCS Indebtedness” means (w) Indebtedness under the Loan Documents, (x) intercompany Indebtedness owed to a Borrowing Base Covenant Subsidiary by its Subsidiary so long as such Indebtedness constitutes a permitted Investment by such Borrowing Base Covenant Subsidiary pursuant to Section 7.02(a), (y) unsecured trade payables in the ordinary course of its business and (z) solely with respect to the holder of a Starwood Fund Equity Interest, Indebtedness of the type described in clause (n) of the definition thereof with respect to such Starwood Fund (or related feeder fund).

“Permitted Collateral Liens” means, collectively:

(a)           Liens pursuant to any Loan Document;

(b)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the Borrower or the applicable Subsidiary thereof in accordance with GAAP;

(c)           Liens in favor of a bank or other financial institution arising as a matter of law or under a Control Agreement encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry so long as those deposits are not given in connection with the issuance or incurrence of Indebtedness; and

(d)           in the case of a Mezzanine Loan, restrictions on permitted transferees that may be set forth in the documentation governing such Mezzanine Loan (but only to the extent such restrictions on permitted transferees are reasonably standard and customary for loans of the same type as such Mezzanine Loan and in any event would permit the transfer (including by way of foreclosure) of such interest to the Administrative Agent (or a Wholly Owned Subsidiary of one or more Secured Parties) for the benefit of the Secured Parties).

“Permitted Equity Encumbrances” means, collectively:

(a)           Liens pursuant to any Loan Document; and

(b)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the Borrower or the applicable Subsidiary thereof in accordance with GAAP.

“Permitted Liens” means, collectively, Permitted Equity Encumbrances, Permitted Property Encumbrances and Permitted Collateral Liens.

“Permitted Property Encumbrances” means, collectively:

(a)           Liens pursuant to any Loan Document;

(b)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the Borrower or the applicable Subsidiary thereof in accordance with GAAP;

(c)           easements, rights-of-way, sewers, electric lines, telegraph and telephone lines, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances affecting a Property which could not reasonably be expected to result in a material adverse effect with respect to the use, operations or marketability thereof;

(d)           mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days or are being contested in good faith and by appropriate actions or proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the Borrower or the applicable Subsidiary thereof;

(e)           any interest or right of a lessee of a Property under leases entered into in the ordinary course of business of the applicable lessor; and

(f)            rights of lessors under ground leases.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of a Loan Party or any ERISA Affiliate or any such Plan to which a Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Preferred Equity Investment” means a preferred equity investment held by a Qualifying Loan Party in a Person that (x) is not (except by virtue of such investment) an Affiliate of any Loan Party, and (y) owns one or more Commercial Real Estate Debt Investments and/or Commercial Real Estate Ownership Investments, so long as the documents governing the terms of such preferred equity investment include the following provisions:

(i)            defined requirements for fixed, periodic cash distributions to be paid to the Qualifying Loan Party that owns such preferred equity investment in order to provide a fixed return to such Qualifying Loan Party on the then unreturned amount of its investment related thereto, with such distributions being required to be paid prior to any distribution, redemption and/or payments being made on or in respect of any other Capital Stock of the issuer of such preferred equity investment, and upon the failure of the issuer of such preferred equity investment to comply with the provisions described above in this clause (i) it shall be a default and such Qualifying Loan Party shall be entitled to exercise any or all of the remedies described in clauses (ii) and (iii) below;

(ii)           a defined maturity date or mandatory redemption date for such preferred equity investment (excluding any maturity resulting from an optional redemption by the issuer thereof), upon which it is a default if the then unreturned amount of the investment made by such Qualifying Loan Party in respect thereof (plus the accrued and unpaid return due and payable thereon) is not repaid to the applicable Qualifying Loan Party; and

(iii)          default remedies that (A) permit the holders of the preferred equity investment to make customary decisions formerly reserved to (1) holders of the equity interests or Capital Stock (other than such preferred equity investment), or (2) the board of directors or managers (or a similar governing body) of the Equity Investment Asset Issuer, including with respect to the sale of all or any part of the Capital Stock or assets of the Equity Investment Asset Issuer, and (B) provide for the elimination of customary consent, veto or similar decision making rights afforded to (1) any holders of the capital stock or Capital Stock (other than such preferred equity investment), or (2) the board of directors or managers (or a similar governing body), of such Equity Investment Asset Issuer, provided that such decisions (in the case of clause (A) above) and such consent, veto or similar decision making rights (in the case of clause (B) above) could reasonably be expected to restrict the ability of, compromise or delay the holders of the preferred equity investment from realizing upon and paying from the Capital Stock or the assets of the Equity Investment Asset Issuer all amounts due and payable with respect to the preferred equity investment.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” as to any Person means all of the right, title, and interest of such Person in and to land, improvements and fixtures.

“Qualifying Criteria” means with respect to any Investment Asset the requirements that:

(A)          (x) such Investment Asset (other than any encumbered Commercial Real Estate Ownership Investment or Starwood Fund Investment Asset) is owned directly by a Qualifying Loan Party, (y) in the case of any Starwood Fund Investment Asset, any related Starwood Fund Equity Interests are owned directly by a Qualifying Loan Party and (z) with respect to any encumbered Commercial Real Estate Ownership Investment, such Investment Asset is owned directly by a Qualifying Encumbered Real Property Subsidiary;

(B)          the Borrowing Base Subsidiary that directly owns the Investment Asset (or related Starwood Fund Equity Interests) and each Direct Parent of such Borrowing Base Subsidiary shall (1) except as otherwise permitted hereunder with respect to any Starwood Fund (as described in clause (xii) of the definition of Borrowing Base Amount) or with respect to any Unrestricted Real Property Subsidiary, have no Indebtedness (other than Permitted BBCS Indebtedness) outstanding at such time, (2) be Solvent at such time and (3) not be subject to any proceedings under any Debtor Relief Law at such time;

(C)          Adjusted Net Book Value (or calculation of Servicing Fee EBITDA, as applicable) with respect to such Investment Asset be included in the calculation of the Borrowing Base Amount only to the extent that (1) there are no contractual or legal prohibitions on the making of dividends, distributions or other payments that, as in effect on any date of determination, are effective to prevent  dividends, distributions or other payments from the applicable Investment Asset to, directly or indirectly, a Specified Loan Party (it being understood that reasonable or customary limitations associated with (i) distributions by any Starwood Fund to its fund investors and (ii) the timing of distributions or requirements associated with the retention of funds by any Wholly Owned Subsidiary for the purpose of maintaining working capital, liquidity, reserves or otherwise satisfying funding needs in respect of an Investment Asset shall in any event not constitute prohibitions on dividends, distributions or other payments hereunder) and (2) the obligations under Section 2.06 hereof with respect to such Investment Asset are satisfied;

(D)          except in connection with Indebtedness permitted hereunder with respect to any encumbered Commercial Real Estate Ownership Investment (as described in the definition of Other Asset Investments), such Investment Asset (excluding any underlying real estate to which such Investment Asset that is not a Commercial Real Estate Ownership Investment relates and Liens encumbering the assets of any Equity Investment Asset Issuer) or related Starwood Fund Equity Interest shall not be, directly or indirectly, encumbered by any Lien (other than a Permitted Collateral Lien) at such time; and

(E)           such Investment Asset (or the real estate to which such Investment Asset relates) or the related Starwood Fund Equity Interest is not the subject of any proceedings under any Debtor Relief Law at such time.

“Qualifying Loan Party” means any Secured Guarantor, so long as (x) all of the Equity Interests in such Secured Guarantor are pledged as Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents and (y) such

Secured Guarantor (and each Direct Parent of such Secured Guarantor) (i) has no Indebtedness outstanding other than Permitted BBCS Indebtedness and (ii) is not an Excluded Subsidiary.

“Qualifying Encumbered Real Property Subsidiary” means an Encumbered Real Property Borrowing Base Subsidiary so long as an Encumbered Real Property Holding Company with respect thereto is a Secured Guarantor.

“Rating Agency” means each of Fitch, Moody’s and S&P.

“Recipient” means the Administrative Agent or any Lender.

“Register” has the meaning specified in Section 11.06(c).

“REIT” means a Person satisfying the conditions and limitations set forth in Section 856(b) and 856(c) of the Code which are necessary to qualify such Person as a “real estate investment trust,” as defined in Section 856(a) of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching of any Hazardous Material into the Environment, or into, from or through any building, structure or facility.

“Relevant Payment” has the meaning specified in Section 10.11.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to a Swing Line Loan, a Swing Line Loan Notice, as applicable.

“Required Borrowing Base Accounts” has the meaning specified in the definition of “Borrowing Base Accounts.”

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Commitments.  The portion of the Total Outstandings and unused Commitments held by any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by each Lender that is a Swing Line Lender in respect of such Swing Line Loan in making such determination.

“Reset Date” has the meaning specified in Section 2.18(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, general counsel, treasurer, assistant treasurer or controller of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Article IV, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a written notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment and (b) any purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower or any of its Subsidiaries that is unsecured or that is subordinated in right of payment to the Obligations, other than regularly scheduled amortization payments and payments due upon maturity thereof.  Notwithstanding the foregoing, the conversion of (including any cash payment upon the conversion of), any Convertible Debt Securities and the payment of any interest or customary additional interest (including under any registration rights agreement) with respect to, any Convertible Debt Securities or the Senior Notes shall not constitute a Restricted Payment.

“Revolving Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.05(b), and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Credit Loans pursuant to Section 8.02.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in Swing Line Loans, in an aggregate principal amount (based on, in the case of Foreign Currency Revolving Credit Loans, the Dollar Amount of such Foreign Currency Revolving Credit Loans) at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment”, or with respect to any Revolving Lender that becomes a party to this Agreement after the Closing Date, as set forth in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Revolving Lender becomes a party hereto, as applicable, in each case as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Commitment Increase” has the meaning specified in Section 2.16(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Exposure” means, as to any Lender at any time, the sum of the aggregate principal amount at such time of the Dollar Amount of its outstanding Revolving Credit Loans and such Lender’s participation in Swing Line Loans at such time.

“Revolving Credit Facility” means the Revolving Commitments and the Revolving Credit Loans made thereunder.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Lender” means each Lender that has a Revolving Commitment or if the Revolving Commitments have terminated or expired, each Lender with Revolving Credit Exposure.

“Revolving Maturity Date” means, with respect to the Revolving Credit Loans and Revolving Commitment (or portion thereof, as applicable) of any Revolving Lender, the later of (a) the Initial Maturity Date and (b) if the Initial Maturity Date is extended pursuant to Section 2.13, the then-applicable Extended Maturity Date; provided, however, that in each case, if such date is not a Business Day, the Revolving Maturity Date shall be the next preceding Business Day.

“Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit B-1.

“RMBS” means mortgage pass-through certificates or other securities (other than any derivative security) issued pursuant to a securitization of residential mortgage loans.

“S&P” means Standard & Poor’s Financial Services LLC and its successors.

“Sanction(s)” means any international economic or financial sanction administered or enforced by the United States Government (including without limitation, OFAC and the United States Department of State), the United Nations Security Council, the European Union, the United Kingdom or other relevant sanctions authority.

“Screen Rate” has the meaning specified in the definition of “LIBO Rate.”

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Guarantor” means each Guarantor other than any Designated Unsecured Guarantor.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section

9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Account” has the meaning specified in the UCC.

“Security Agreement” means the Security Agreement dated as of the Closing Date, substantially in the form of Exhibit F, among the Secured Guarantors and the Administrative Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Senior Notes” means the Borrower’s 5.000% Senior Notes due 2021, issued under the Senior Notes Indenture from time to time.

“Senior Notes Indenture” means the Indenture, dated as of December 16, 2016 between the Borrower and The Bank of New York Mellon, as trustee, as amended or supplemented from time to time.

“Servicing Fee EBITDA” means as of any date of determination, Fee-Related Earnings that are earned and received by Qualifying Loan Parties that constitute taxable REIT subsidiaries and that are received directly by such Qualifying Loan Parties from the counterparty to the applicable servicing agreement for the then most recently ended four fiscal-quarter period of the Borrower for which financial statements have been delivered or required to be delivered pursuant to Section 6.01; provided that Fee-Related Earnings shall be included in Servicing Fee EBITDA only to the extent that (1) the Qualifying Loan Party that receives such Fee-Related Earnings (A) is Solvent at such time and (B) is not subject to any proceedings under any Debtor Relief Law at such time; (2) there are no contractual or legal prohibitions on the making of any such payments from the counterparty to the applicable servicing agreement that, as in effect on any date of determination, are effective to prevent such payments from the counterparty to the applicable servicing agreement directly to the applicable Qualifying Loan Party; (3) the obligations under Section 2.06 hereof with respect to such Fee-Related Earnings are satisfied; (4) such Fee-Related Earnings are not encumbered by any Lien (other than a Permitted Collateral Lien) at such time and (5) the counterparty with respect to such Fee-Related Earnings is not the subject of any proceedings under any Debtor Relief Law at such time.

“Significant Subsidiary” means, at any date of determination, each Subsidiary or group of Subsidiaries of the Borrower (a) whose total assets at the last day of the most recent fiscal period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 6.01 (or, for periods prior to the initial delivery of financial statements pursuant to such subsections, the Audited Financial Statements for the fiscal year ending December 31, 2015) were equal to or greater than 10% of the consolidated total assets of the Borrower and its Subsidiaries at such date or (b) whose gross revenues for the most recently completed period of four fiscal quarters for which financial statements have been delivered pursuant to clause (a) or (b) of Section 6.01 (or, for periods prior to the initial delivery of financial statements pursuant to such subsections, the Audited Financial Statements for the fiscal year ending December 31, 2015) were equal to or greater than 10% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case, determined in accordance with GAAP (it being understood that such calculations shall be determined in the aggregate for all Subsidiaries of the Borrower subject to any of the events specified in clause (e), (f), (g) or (h) of Section 8.01); provided that, in any event, each Borrowing Base Subsidiary, each Encumbered Real Property Pledged Subsidiary and each Secured Guarantor shall be deemed to be a Significant Subsidiary.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit G.

“Specified Asset Investments” means collectively, (a) any Preferred Equity Investment, (b) any encumbered Commercial Real Estate Ownership Investment, (c) any unencumbered Commercial Real Estate Ownership Investment in land, (d) any land loan, (e) any construction loan and (f) any Non-Investment Grade CMBS.

“Specified Borrowing Base Account” means each Deposit Account that is specified by a Secured Guarantor as a “Specified Borrowing Base Account” and is subject to a Control Agreement and maintained by a Secured Guarantor at JPMorgan or an Affiliate thereof, with respect to which neither the Borrower nor any of its Subsidiaries shall have any right to access or make withdrawals from such Deposit Account unless a Borrowing Base Release Transaction would be permitted pursuant to Section 2.15 with respect to amounts on deposit in such Deposit Account.

“Specified Loan Party” means each Loan Party other than any Designated Unsecured Guarantor.

“Starwood Fund(s)” means any investment vehicle(s), private equity fund(s) or other similar investment company(ies), including, without limitation, an externally managed real estate investment trust, in each case, that is managed by the Manager or any Affiliate of the Manager.

“Starwood Fund Equity Interest” has the meaning assigned to such term in the definition of Borrowing Base Amount herein.

“Starwood Fund Investment Assets” has the meaning assigned to such term in the definition of Investment Asset herein.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Land or Construction Loan” means any land loan or construction loan that, in each case, is subordinated to any other Indebtedness (whether in right of payment, payment waterfall or lien priority, and whether structurally, contractually or legally).

“Subscription Line Indebtedness” means, with respect to any Starwood Fund, Indebtedness incurred to provide financing to such Starwood Fund (or any related feeder fund) secured by capital call commitments, which Indebtedness would be either (i) Non-Recourse Indebtedness pursuant to clause (a) of the definition thereof or (ii) in the case of such Indebtedness of a Specified Loan Party, limited in recourse to the rights of such Specified Loan Party to provide capital commitments, make capital calls, exercise rights as the general partner or managing member of the subsidiary or affiliate obtaining such subscription line, and ancillary rights related thereto or otherwise granted in connection with such subscription facility, including, without limitation, in relation to any bank accounts into which proceeds of such capital calls are made; provided that the amount of such Subscription Line Indebtedness shall be limited to a borrowing base that cannot exceed the amount of uncalled capital commitments of the borrower of such Subscription Line Indebtedness.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supermajority Lenders” means, at any time, Lenders holding at least 66-2/3% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Commitments.  The portion of the Total Outstandings and unused Commitments held by any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time; provided that, the amount of any participation in any Swing Line Loan that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by each

Lender that is a Swing Line Lender in respect of such Swing Line Loan in making such determination.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.17.

“Swing Line Lenders” means JPMorgan and each other Revolving Lender that agrees in writing to become a Swing Line Lender (subject to the consent of the Borrower and the Administrative Agent), each in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.17(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.17(b), which shall be substantially in the form of Exhibit A-2 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Tangible Net Worth” means, as of any date of determination, with respect to any Person, all amounts which would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of such Person, minus (i)(a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) Intangible Assets and (c) prepaid taxes and/or expenses plus (ii) unamortized debt premium, all on or as of such date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment Increase” has the meaning specified in Section 2.16(a).

“Term Lender” means each Lender that has a Term Loan Commitment or holds a Term Loan.

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Loan Commitment” means, as to each Term Lender, its obligation to (a) make Term Loans to the Borrower on the Closing Date pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment”, or with respect to any Term Lender that becomes a party to this Agreement after the Closing Date, as set forth in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Loan Facility” means the Term Loan Commitments and the Term Loans made thereunder.

“Term Loan Maturity Date” means with respect to the Term Loans of any Term Lender, the later of (a) the Initial Maturity Date and (b) if the Initial Maturity Date is extended pursuant to Section 2.13, the then-applicable Extended Maturity Date; provided, however, that in each case, if such date is not a Business Day, the Term Loan Maturity Date shall be the next preceding Business Day.

“Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Term Loans made by such Lender, substantially in the form of Exhibit B-2.

“Test Period” means the time period commencing on the first day of each fiscal quarter through and including the last day of such fiscal quarter.

“Threshold Amount” means $25,000,000.

“Total Assets” shall mean, with respect to any Person on any date, an amount equal to the aggregate book value of all assets owned by such Person and its Subsidiaries on a consolidated basis less (i) amounts owing to such Person or any of its Subsidiaries from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (ii) Intangible Assets and (iii) prepaid taxes and expenses, all on or as of such date and determined in accordance with GAAP.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and Outstanding Amount of Term Loans in each case of such Lender at such time.

“Total Indebtedness” means, with respect to the Borrower and its Subsidiaries on a consolidated basis, as of any date of determination, all Indebtedness (other than (i) Contingent Liabilities not reflected on the Borrower’s consolidated balance sheet and (ii) unamortized debt premium) on or as of such date of determination, all determined in accordance with GAAP.

“Total Outstandings” means, at any time, the Dollar Amount of the aggregate Outstanding Amount of all Loans at such time.

“Total Revolving Credit Outstandings” means, at any time, the Dollar Amount of the aggregate Outstanding Amount of all Revolving Credit Loans and Swing Line Loans at such time.

“Trade Date” has the meaning specified in Section 11.06(j)(i).

“Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may from time to time be further amended, supplemented or otherwise modified.

“Type” means, when used in reference to the Loans or any Borrowing, whether the Loans, or that portion of the Loans comprising such Borrowing, are Base Rate Loans or Eurocurrency Loans.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, however, that if by reason of mandatory provisions of applicable Law, any or all of the perfection or priority of the Administrative Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Borrower and its Subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows, for each fiscal quarter ended after the date of the Audited Financial Statements but prior to the date that is 50 days prior to the Closing Date.

“Undrawn Borrowing Capacity” means, with respect to the Borrower and its Subsidiaries as of any date, the total undrawn borrowing capacity available to the Borrower and its direct or indirect consolidated Subsidiaries under any repurchase and credit facilities and similar agreements to which they are a party as of such date, but (i) with respect to any such repurchase or credit facility or similar agreement that is a secured facility, solely to the extent that collateral has been approved by and pledged to the related buyer or lender under such facility, and (ii) with respect to any such credit facility or similar agreement that is an unsecured facility, solely to the extent that such undrawn borrowing capacity is committed by the related lender.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means (i) cash and Cash Equivalents (other than prepaid rents and security deposits made under tenant leases) held by the Borrower or any of its Subsidiaries that are not subject to any Lien (excluding statutory liens in favor of any depositary bank where such cash is maintained or any Lien granted to the Administrative Agent for the benefit of the Secured Parties), minus (ii) amounts included in the foregoing clause (i) that are with an entity other than the Borrower or any of its Subsidiaries as deposits or security for Contractual Obligations.

“Unrestricted Real Property Subsidiary” means any direct or indirect Subsidiary (including an Encumbered Real Property Borrowing Base Subsidiary) of an Encumbered Real Property Pledged Subsidiary that does not also constitute an Encumbered Real Property Pledged Subsidiary.

“Unused Fee” has the meaning specified in Section 2.08(a).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(iii).

“Warehouse Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, securitizations), with a financial institution or other lender or purchaser exclusively to finance the purchase or origination  of Commercial Real Estate Debt Investments prior to securitization thereof; provided that such purchase or origination is in the ordinary course of business.

“Wholly Owned Subsidiary” means, as to any Person and as of any date of determination, any other Person one hundred percent (100%) of the Equity Interests of which (other than directors’ qualifying shares required by law) is owned directly and/or through other Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)           Changes in GAAP; Changes in Accounting Policies or Reporting Practices.  If at any time any change in GAAP (including the adoption of IFRS), or any change in accounting policies or reporting practices of the Borrower or any of its Subsidiaries that are permitted by but not required under, GAAP, would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change(s) (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP and the accounting policies and reporting practices (as the case may be) in effect prior to such change(s) and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change(s).  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day; Rates.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto or to LIBOR or EURIBOR.

ARTICLE II. THE COMMITMENTS AND REVOLVING CREDIT LOANS

2.01        The Loans.

(a)           Term Loan Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a term loan denominated in Dollars (a “Term Loan”) to the Borrower on the Closing Date, the amount of which shall equal, for any Term Lender, the amount of such Term Lender’s Term Loan Commitment (or, if less than all of the Term Loan Commitments are drawn, such Term Lender’s Applicable Percentage of the aggregate Term Loan Commitments drawn on the Closing Date); provided that, after giving effect to any Term Loan Borrowing, the Total Outstandings shall not exceed the Borrowing Base Amount at such time.  Such Term Loans (a) may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein, (b) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed and (c) shall not exceed in the aggregate the total of all Term Loan Commitments. Notwithstanding the foregoing, all the Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date, if the making of the Term Loans shall not have occurred by such time.  Each Term Lender that is a party to this Agreement on the Closing Date hereby represents and warrants that, on and as of the Closing

Date, it is a “qualified purchaser” (within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder) and a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act of 1933, as amended).

(b)           Revolving Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans to the Borrower from time to time, on any Business Day during the Revolving Availability Period, (each such loan, a “Revolving Credit Loan”) (i) denominated in Dollars or (ii) denominated in one or more Foreign Currencies (“Foreign Currency Revolving Credit Loans”), in an aggregate principal amount (based on, in the case of Foreign Currency Revolving Credit Loans, the Dollar Amount of such Foreign Currency Revolving Credit Loans) at any one time outstanding which does not exceed the amount of such Revolving Lender’s Revolving Commitment; provided, further, that, after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Borrowing Base Amount at such time, (ii) the aggregate Revolving Credit Exposure of all Revolving Lenders shall not exceed the Aggregate Revolving Commitments, and (iii) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.03, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. All Foreign Currency Revolving Credit Loans shall be Eurocurrency Loans. Each Revolving Lender that is a party to this Agreement on the Closing Date hereby represents and warrants that, on and as of the Closing Date, it is a “qualified purchaser” (within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder) and a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act of 1933, as amended).

2.02        Borrowings, Conversions and Continuations of Revolving Credit Loans.

(a)           Each Term Loan Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans denominated in Dollars from Eurocurrency Loans to Base Rate Loans (or from Base Rate Loans to Eurocurrency Loans), and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice.  Each such Committed Loan Notice must be received by the Administrative Agent not later than (i) 11:00 a.m., Local Time, three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans and (ii) 11:00 a.m., New York City time, on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period of six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m., Local Time, four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., Local Time, three Business Days before the requested date of a Borrowing, conversion or continuation of Eurocurrency Rate Loans having an Interest Period of six months, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in the case of Foreign Currency Revolving Credit Loans, the Applicable Minimum Amount).  Each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of (x) with respect to Term Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (y) with respect to Revolving Credit Loans, $500,000 or a whole multiple of $100,000 in excess thereof.

Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Loan Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, and, in the case of Revolving Credit Loans, whether such Revolving Credit Loans shall be denominated in Dollars, Pounds Sterling, or Euro, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto (which shall be one, two, three or six months).  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided that, notwithstanding the foregoing, if the Borrower shall fail to give notice of continuation of a Foreign Currency Revolving Credit Loan which is a Eurocurrency Loan, such Foreign Currency Revolving Credit Loan shall be automatically continued for an Interest Period of one month.  Any automatic conversion to Base Rate Loans pursuant to this paragraph shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, as applicable, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term Loan Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than (i) in the case of Loans denominated in Dollars, 1:00 p.m., New York City time (or 4:00 p.m., New York City time, in the case of Base Rate Loans) on the Business Day specified in the applicable Committed Loan Notice and (ii) in the case of Loans denominated in a Foreign Currency, 1:00 p.m., Local Time.  Upon satisfaction of the conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of JPMorgan with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Majority Facility Lenders in respect of such Facility.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Term Loan Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than six (6) Interest Periods in effect in respect of the Term Loan Facility.  After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than six (6) Interest Periods in effect in respect of the Revolving Credit Facility.

(f)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

2.03        Prepayments of Loans.

(a)           Optional Prepayments.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than (x) with respect to Loans denominated in Dollars, 11:00 a.m., New York City time, (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans and (y) with respect to Loans denominated in a Foreign Currency, 11:00 a.m., Local Time, three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of (x) with respect to Term Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (y) with respect to Revolving Credit Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, in the case of Foreign Currency Revolving Credit Loans, 1,000,000 or a whole multiple of 100,000 in excess thereof, in each case in the applicable currency); and (iii) any prepayment of Base Rate Loans shall be in a principal amount of (x) with respect to Term Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (y) with respect to Revolving Credit Loans, $500,000 or a whole multiple of

$100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, the Facility and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that if a Contingent Commitment Termination Notice is revoked by the Borrower in accordance with Section 2.05, as result of the refinancing specified therein not having occurred, the Borrower shall not be required to prepay the Loans (and the Loans shall not become due and payable) on the payment date set forth in such revoked Contingent Commitment Termination Notice (it being understood that a notice of prepayment of the Term Loans due to a refinancing of the Term Loans with the proceeds of a refinancing may also be stated to be contingent upon the consummation of such refinancing and may be similarly revoked in the event such refinancing is not consummated, in which case this proviso shall apply to such revocation).  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.14, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facility.

The Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York City time, on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)           Mandatory Prepayments.

(i)            If for any reason the Total Revolving Credit Outstandings at any time exceeds the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Credit Loans in an aggregate amount equal to such excess; provided that to the extent the Total Revolving Credit Outstandings at any time exceed the Aggregate Revolving Commitments then in effect solely as a result of a change in the Exchange Rate for the purchase of Dollars with a Foreign Currency, such prepayment shall not be required unless the Total Revolving Credit Outstandings at such time exceed the Aggregate Revolving Commitments then in effect by 5% or more.

(ii)           If for any reason the Total Outstandings at any time exceeds the Borrowing Base Amount at such time, the Borrower shall within two (2) Business Days thereof either (x) pledge additional Borrowing Base Assets under the Collateral Documents or (y) prepay Loans (including Swing Line Loans) such that, after giving effect to such pledge and/or prepayment, the Borrower and its Subsidiaries are in compliance, on a pro forma basis, with Section 7.12(f).  Each prepayment pursuant to the foregoing sentence shall be applied, first, to the outstanding Swing Line Loans until paid in full, second, ratably to the outstanding Revolving Credit Loans (without any reduction of the Aggregate Revolving Commitments), and third, ratably to the outstanding Term Loans.

2.04        Repayment of Loans.

(a)           Revolving Credit Loans.  The Borrower shall repay to each Revolving Lender on the Revolving Maturity Date the aggregate principal amount of all Revolving Credit Loans of such Revolving Lender outstanding on the Revolving Maturity Date.

(b)           Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Revolving Maturity Date; provided that on each date that a Revolving Credit Loan is borrowed, the Borrower shall repay all Swing Line Loans then outstanding and the proceeds of any such Revolving Credit Loans shall be applied by the Administrative Agent to repay any Swing Line Loans outstanding.

(c)           Term Loans.  The Borrower shall repay to each Term Lender on the Term Loan Maturity Date the aggregate principal amount of all Term Loans of such Term Lender outstanding on the Term Loan Maturity Date.

2.05        Termination or Reduction of Commitments.

(a)           The Term Loan Commitments shall automatically and permanently terminate upon funding of the Term Loans on the Closing Date.

(b)           The Borrower may, upon written notice to the Administrative Agent, terminate the Revolving Commitments, or from time to time permanently reduce the Revolving Commitments; provided that (i) any such notice shall be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 12:00 noon, New York City time, five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) after giving effect to any partial reduction of the Revolving Commitments, the remaining Revolving Commitments shall be greater than or equal to $25,000,000, (iv) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (x) the Total Revolving Credit Outstandings would exceed the Aggregate Revolving Commitments then in effect or (y) the Total Outstandings would exceed the Borrowing Base Amount at such time and (v) the Borrower shall pay any amounts required to be paid under Section 3.05 resulting from any prepayment of Revolving Credit Loans made in connection with such termination or reduction of Commitments; provided further, that any such notice delivered in connection with a termination in full of the Revolving Commitments, due to a refinancing of the Loans with the proceeds of such refinancing, may be, if expressly so stated to be, contingent upon the consummation of such refinancing (any such contingent termination notice being referred to herein as a “Contingent Commitment Termination Notice”) and may be revoked by the Borrower in the event such refinancing is not consummated (and the Borrower shall pay any amounts required to be paid under Section 3.05 resulting from any such revocation of such notice).  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Commitments.  Any reduction of the Revolving Commitments shall be applied to the Commitment of each Revolving Lender according to its Applicable Revolving Percentage.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.

2.06        Borrowing Base Asset Proceeds; Distributions.

(a)           Required Borrowing Base Accounts.  The Secured Guarantors have established the Required Borrowing Base Accounts (or, with respect to the Deposit Accounts referred to in Section 6.21, the Secured Guarantors shall have established the Required Borrowing Base Accounts on or prior to the date required pursuant to Section 6.21).  All funds on deposit in the Borrowing Base Accounts shall be collateral security for the Obligations. To the extent that a Borrowing Base Account is an interest-bearing account, all accrued interest earned with respect to such Borrowing Base Account shall become part of the balance in such Borrowing Base Account. Each Secured  Guarantor shall include all interest and earnings on any such balance in its respective Borrowing Base Accounts as its income and shall be the owner of all funds on deposit in its Borrowing Base Accounts for federal and applicable state and local tax purposes. Subject to subsection (e) below, the Secured Guarantors shall have the exclusive right to manage and control all funds in the Borrowing Base Accounts (other than any Specified Borrowing Base Account), but, in any event, the Administrative Agent shall not have any fiduciary duty with respect to such funds or the Borrowing Base Accounts.

(b)           Borrowing Base Asset Proceeds.  The Secured Guarantors will, on or prior to the Closing Date (subject, however, to such later deadline as is provided for certain Required Borrowing Base Accounts pursuant to Section 6.21), irrevocably instruct (and after the Closing Date (or such later deadline, as applicable) will continue to irrevocably instruct), the applicable obligors, agents, trustees, servicers, sub-servicers or other applicable payors (as the case may be) with respect to all Borrowing Base Assets (other than with respect to encumbered Commercial Real Estate Ownership Interests and Starwood Fund Investment Assets) to deposit or otherwise transfer into a Required Borrowing Base Account, as applicable, all Borrowing Base Asset Proceeds in respect of such Borrowing Base Assets. Other than a direction to pay any such Borrowing Base Asset Proceeds to a different Required Borrowing Base Account, the Secured Guarantors shall not make any change in the foregoing instructions without the consent of the Administrative Agent. If, despite such instructions, any such Borrowing Base Asset Proceeds are received by the Borrower or its Subsidiaries other than as provided in the preceding sentence (after giving effect to any later deadline described above, if applicable), the Borrower shall hold (or shall cause the applicable Subsidiary to hold) such amount in trust for the benefit of the Administrative Agent, shall segregate (or shall cause the applicable Subsidiary to segregate) such amount from all other funds of the Borrower or such Subsidiary, as applicable, and shall, within two (2) Business Days following receipt thereof, cause such amount to be deposited into a Required Borrowing Base Account.

(c)           Distributions.  The Borrower will, on or prior to the Closing Date, irrevocably instruct (and after the Closing Date will continue to irrevocably instruct) each Subsidiary or

Starwood Fund (or related feeder fund) that directly or indirectly owns any encumbered Commercial Real Estate Ownership Interest or Starwood Fund Investment Asset to make any and all Distributions that are otherwise payable to any Loan Party or any Subsidiary (other than an Unrestricted Real Property Subsidiary) to a Secured Guarantor and into a Required Borrowing Base Account.  If, despite such instructions, any such Distributions are received by the Borrower or its Subsidiaries other than as provided in the preceding sentence, the Borrower shall hold (or shall cause the applicable Subsidiary to hold) such amount in trust for the benefit of the Administrative Agent, shall segregate (or shall cause the applicable Subsidiary to segregate) such amount from all other funds of the Borrower or such Subsidiary, as applicable, and shall, within two (2) Business Days following receipt thereof, cause such amount to be deposited into a Required Borrowing Base Account.

(d)           [intentionally omitted]

(e)           Withdrawals from Borrowing Base Accounts.  Each Secured Guarantor shall have the right (i) to access and make withdrawals from its Borrowing Base Accounts (other than any Specified Borrowing Base Account) unless an Event of Default shall have occurred and be continuing or would result therefrom and the Administrative Agent shall have blocked access to such Borrowing Base Account and (ii) in the case that an Event of Default shall have occurred and be continuing and the Administrative Agent shall have blocked access to such Borrowing Base Account, to access and make withdrawals from its Borrowing Base Accounts (other than any Specified Borrowing Base Account) as necessary to make the distributions contemplated by Section 7.06(f)(i).  In addition, each Secured Guarantor shall have the right to make withdrawals from each Specified Borrowing Base Account if and to the extent that a Borrowing Base Release Transaction would be permitted pursuant to Section 2.15 with respect to amounts on deposit in such Specified Borrowing Base Account.

2.07        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for such Facility and (ii) each Base Rate Loan under a Facility (including each Swing Line Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility (which, in the case of a Swing Line Loan, shall be the Applicable Rate for the Revolving Credit Facility).

(b)           (i)            While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08                        Fees.  In addition to certain fees described in Section 2.13:

(a)                                 Unused Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, an unused line fee (the “Unused Fee”) equal to the Applicable Fee Rate times the actual daily amount by which the Aggregate Revolving Commitments exceeds the Outstanding Amount of Revolving Credit Loans, subject to adjustment as provided in Section 2.14.  The Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the Unused Fee. The Unused Fee shall accrue at all times during the Revolving Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Revolving Availability Period.  The Unused Fee shall be calculated quarterly in arrears.

(b)                                 The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts the fees as have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)                                  The Borrower shall pay to the Administrative Agent for the account of the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09                        Computation of Interest and Fees.  All computations of interest for Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, and all computations of interest for any Foreign Currency Revolving Credit Loan denominated in Pounds Sterling shall be calculated on the basis of a 365-day year for actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

2.10                        Evidence of Debt.

(a)                                 The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, except for any deduction or withholding required by applicable Laws.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m., New York City time, on the date specified herein (or, in the case of principal or interest relating to Foreign Currency Revolving Credit Loans, not later than 2:00 p.m., Local Time, on the due date thereof to the Administrative Agent, for the account of the Revolving Lenders, in the relevant Foreign Currency and in immediately available funds).  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m., Local Time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the

Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (a) shall be conclusive, absent demonstrable error.

(b)                                 Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c)                                  Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(d)                                 Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

2.12                        Sharing of Payments by Lenders.  Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Obligations owing to it greater than its pro rata share thereof as provided herein then, in each case, the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans, Revolving Credit Loans and subparticipations in Swing Line Loans, as applicable, of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and Revolving Credit Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Transferee), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans, Revolving Credit Loans or subparticipations in Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.13                        Extensions of Maturity Date.  Notwithstanding anything herein to the contrary, the Borrower may, at its election by written notice to the Administrative Agent (which shall promptly notify each of the Lenders) (each such election, an “Extension Option”, the date of such election, the “Extension Date”) extend the Revolving Commitments, the Revolving Credit Loans and the Term Loans (such extended Revolving Commitments, the “Extended Commitments” and such extended Revolving Credit Loans and Term Loans, the “Extended Loans”) for additional terms of 6 months each (the “Extended Maturity Date”), subject to the following terms and conditions:

(a)                                 there shall be no more than two (2) Extension Options exercised during the term of this Agreement;

(b)                                 no Default or Event of Default shall have occurred or be continuing on the date of such written notice and on the Initial Maturity Date or first Extended Maturity Date, as applicable, or would result from the exercise of any Extension Option;

(c)                                  each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) on and as of the date of such written notice and on and as of such Extension Date (and after giving effect to such Extension Option) as if made on and as of such dates (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) as of such earlier date);

(d)                                 the Borrower shall make the request for such Extension Option not earlier than 90 days and not later than 30 days prior to the Initial Maturity Date, or first Extended Maturity Date, as applicable;

(e)                                  the latest Extended Maturity Date shall be no later than the Latest Maturity Date; and

(f)                                   the Borrower shall pay or cause to be paid to each Lender on each such Extension Date a fee equal to 0.10% of the sum of the amount of the then existing Revolving Commitments of such Lender plus the Outstanding Amount of the Term Loans of such Lender.

2.14                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Majority Facility Lenders,” “Required Lenders” and “Supermajority Lenders” and in Section 11.01.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swing Line Lenders hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.14(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  No Defaulting Lender shall be entitled to receive any Unused Fee payable under Section 2.08(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)                              Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such

Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, prepay Swing Line Loans in an amount equal to each Swing Line Lender’s Fronting Exposure.

(b)                                 Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swing Line Lenders agree in writing that a Lender shall no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.15                        Sales and Releases of Borrowing Base Assets.  The Borrower or any Subsidiary may directly or indirectly, dispose of or distribute (as a Restricted Payment or otherwise, in each case, to the extent otherwise permitted under this Agreement) Borrowing Base Assets (which, solely for purposes of this Section 2.15, shall include any Equity Interests of any Borrowing Base Covenant Subsidiary) (including any Borrowing Base Assets or Borrowing Base Asset Proceeds held in a Specified Borrowing Base Account), whereupon the related Investment Asset shall cease to be a Borrowing Base Asset and the related Borrowing Base Asset Proceeds shall cease to be Borrowing Base Asset Proceeds (each such transaction being referred to herein as a “Borrowing Base Release Transaction”), so long as, immediately prior to and after giving effect thereto and to any transfers of Borrowing Base Asset Proceeds pursuant to Section 2.06(e), other Borrowing Base Release Transactions, designations of Investment Assets as Borrowing Base Assets and borrowings, repayments or prepayments of Loans, in each case, occurring on such date, on a pro forma basis:

(i)                                     no Default or Event of Default has occurred and is continuing;

(ii)                                  the Borrower and its Subsidiaries are in compliance, on a pro forma basis, with the provisions of Section 7.12; and

(iii)                               either (A) there shall be no reduction in the Borrowing Base Coverage Ratio (after giving effect to any replacement Borrowing Base Assets included in the Borrowing Base Amount on such date; provided that, in connection with any Borrowing Base Release Transaction, the Borrower may designate additional Investment Assets as replacement Borrowing Base Assets up to five (5) Business Days prior to the consummation of such Borrowing Base Release Transaction and such replacement Borrowing Base Assets shall not contribute to the Borrowing Base Amount for purposes of this clause (A) or any other provision of this Agreement until the date on which such Borrowing Base Release Transaction is consummated) or (B) the Borrowing Base Coverage Ratio is not less than 1.10 to 1.00;

provided that, solely in the case of the Designated Real Property Acquisition, in the event that the purchase price to be paid by the Borrower and its Subsidiaries in connection therewith is required to be delivered in escrow to an escrow agent (which escrow agent shall be reasonably acceptable to the Administrative Agent) prior to (but no more than two Business Days prior to) the closing date of the Designated Real Property Acquisition, Borrowing Base Assets consisting of cash in a Specified Borrowing Base Account shall be permitted to be subject to a Borrowing Base Release Transaction so long as (x) the requirements set forth in clauses (i) and (ii) above shall have been met, (y) the escrow agreement related to such escrow arrangement shall require that all such cash be returned directly to the Specified Borrowing Base Account in the event that the Designated Real Property Acquisition is not consummated on or prior to the date that is two Business Days following the delivery thereof (and the Administrative Agent shall be a party thereto or a third party beneficiary with respect to such requirement which may not be changed without its consent) and (z) it shall be a condition subsequent that the Borrower and its Subsidiaries shall be in compliance with this clause (iii) on the date of the closing of the Designated Real Property Acquisition, on a pro forma basis after giving effect to any transfers of Borrowing Base Asset Proceeds pursuant to Section 2.06(e), other Borrowing Base Release Transactions, designations of Investment Assets as Borrowing Base Assets and borrowings, repayments or prepayments of Loans, in each case, occurring on such date;

it being understood that each Borrowing Base Release Transaction pursuant to this Section 2.15 shall be deemed to constitute a representation and warranty by the Borrower that the conditions set forth in clauses (i), (ii) and (iii) of this Section 2.15 shall have been met; provided that the Borrower shall deliver to the Administrative Agent a certificate from a Responsible Officer of the Borrower certifying compliance with the conditions set forth in clauses (i), (ii) and (iii) of this Section 2.15 (and, in the case of the Designated Real Property Acquisition, an additional certificate upon closing of the Designated Real Property Acquisition). Upon any such transfer of Borrowing Base Assets to a Person other than a Borrowing Base Subsidiary, such transferred assets shall cease to constitute Borrowing Base Assets and upon any such transfer of Borrowing Base Asset Proceeds (or any transfer of such Borrowing Base Asset Proceeds pursuant to Section 2.06(e)) to a Person other than a Secured Guarantor, such amounts shall cease to constitute Borrowing Base Asset Proceeds.

2.16                        Increase in Commitments.

(a)                                 Request for Increase.  Provided that no Default shall have occurred and is then continuing, upon written notice to the Administrative Agent (which shall promptly notify the

Lenders), the Borrower may from time to time, request (x) an increase in the Aggregate Revolving Commitments (each, a “Revolving Commitment Increase”) and/or (y) the establishment of one or more new term loan commitments which shall be in the form of an increase to the Term Loan Facility (each, a “Term Commitment Increase”) by an aggregate amount (x) with respect to all such Revolving Commitment Increases collectively, not exceeding $50,000,000 and (y) with respect to all such Term Commitment Increases collectively, not exceeding $150,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000 (or such lesser amount as the Borrower and the Administrative Agent shall agree) or any whole multiple of $1,000,000 in excess thereof.  Each such notice shall specify (i) the amount of such increase and the Facility or Facilities involved and (ii) the date on which the Borrower proposes that the Commitment Increase shall be effective (each, an “Increase Effective Date”), which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent.  Any existing Lender approached to provide all or a portion of a Commitment Increase may elect or decline, in its sole discretion, to provide such Commitment Increase.

(b)                                 Additional Lenders.  Subject to the approval of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and, with respect to any Revolving Commitment Increase, each Swing Line Lender that has a Swing Line Loan outstanding at such time, the Borrower may invite additional Eligible Assignees (“New Lenders” together with each existing Lender, if any, participating in such Commitment Increase, the “Commitment Increase Lenders”) to provide a Commitment Increase pursuant to an Increased Facility Activation Notice and become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”).

(c)                                  Revolving Commitment Allocations.  If the Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the final allocation of such increase.  The Administrative Agent shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date.  The Administrative Agent is authorized and directed to amend and distribute to the Lenders, including any party becoming a Lender on the Increase Effective Date, a revised Schedule 2.01 that gives effect to the increase and the allocation among the Lenders.

(d)                                 Conditions to Effectiveness of Increase.  As conditions precedent to each such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or (2) certifying that, as of such Increase Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date (if such resolutions include approval of the Commitment Increase in an amount at least equal to such Commitment Increase) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption, and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of such Increase Effective Date, except to the extent that (1) such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (2) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (1)) after giving effect to such qualification and (3) for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default shall have occurred and is then continuing, (ii) the Administrative Agent shall have received (x) a New Lender Joinder Agreement duly executed by the Borrower and each Eligible Assignee that is becoming a Lender in connection with such increase, which New Lender Joinder Agreement shall (in order to be effective) be acknowledged and consented to in writing by the Administrative Agent and each  Swing Line Lender that has a Swing Line Loan outstanding at such time and (y) an Increased Facility Activation Notice executed by the Borrower, the Administrative Agent, the Commitment Increase Lenders providing such Commitment Increase and, in the case of a Revolving Commitment Increase, each Swing Line Lender that has a Swing Line Loan outstanding at such time, (iii) the Borrower shall have paid to the Arrangers any fee required to be paid by the Borrower as agreed to in writing by the Arrangers and the Borrower in connection therewith and (iv) the Borrower shall deliver or cause to be delivered such other officer’s certificates and legal opinions of the type delivered on the Closing Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

(e)                                  Terms of New Loans and Commitments.  The terms and provisions of Revolving Credit Loans made pursuant to a Revolving Commitment Increase shall be identical to the Revolving Credit Loans.  The terms and provisions of Term Loans made pursuant to a Term Commitment Increase shall be identical to the Term Loans.

(f)                                   Settlement Procedures.  On each Increase Effective Date with respect to the Revolving Credit Facility, the Borrower shall (A) prepay the outstanding Revolving Credit Loans (if any) in full, (B) simultaneously borrow new Revolving Credit Loans hereunder in an amount equal to such prepayment (in the case of Eurocurrency Loans, with a LIBO Rate equal to the outstanding LIBO Rate and with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)), as applicable (as modified hereby); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Revolving Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Revolving Lender will be subsequently borrowed from such Revolving Lender and (y) the existing Revolving Lenders (including existing Revolving Lenders providing a Revolving Commitment Increase, if applicable) and the New Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Credit Loans are held ratably by such existing Revolving Lenders and New Lenders in accordance with the respective Revolving Commitments of such Revolving Lenders (after giving effect to such Revolving Commitment Increase) and (C) pay to the Revolving Lenders the amounts, if any, payable under Section 3.05 as a result of any such prepayment.  Concurrently therewith, the Revolving Lenders shall be deemed to have adjusted their participation interests in any outstanding Swing Line Loans so that such interests are held ratably in accordance with their Revolving Commitments as so increased. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (f).

(g)                                  Conflicting Provisions.  This Section shall supersede any provisions in Section 2.11 or 11.01 to the contrary.

2.17                        Swing Line Loans.

(a)                                 The Swing Line.  Subject to the terms and conditions set forth herein, each Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.17, may in its sole discretion make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Revolving Availability Period, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans of each Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Commitment; provided, however, that (x) after giving effect to any Swing Line Borrowing, (i) the Total Outstandings shall not exceed the Borrowing Base Amount at such time, (ii) the aggregate Revolving Credit Exposure of all Revolving Lenders shall not exceed the Aggregate Revolving Commitments and (iii) the Revolving Credit Exposure of any Revolving Lender (other than any Revolving Lender acting as Swing Line Lender to the extent such excess results solely by virtue of its outstanding Swing Line Loans) shall not exceed such Revolving Lender’s Revolving Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) without limiting the absolute discretion of each Swing Line Lender to make or decline to make Swing Line Loans, no Swing Line Lender shall be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Swing Line Loan may have, Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.17, prepay under Section 2.03, and reborrow under this Section 2.17.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from each applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lenders and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lenders and the Administrative Agent of a Swing Line Loan Notice.  Each such Swing Line Loan Notice must be received by the Swing Line Lenders and the Administrative Agent not later than 2:00 p.m., New York City time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Promptly after receipt by the Swing Line Lenders of any Swing Line Loan Notice, each Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing)

of the contents thereof.  Unless each Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 3:00 p.m., New York City time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lenders not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.17(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 3:00 p.m., New York City time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its ratable portion of the Swing Line Loan to be made by such Swing Line Lender (such ratable portion to be calculated based upon such Swing Line Lender’s Revolving Commitment (in its capacity as a Revolving Lender) to the total Revolving Commitments of all of the Swing Line Lenders (in their respective capacities as Revolving Lenders)) available to the Borrower.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     Any Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes each Swing Line Lender to so request on its behalf), that each Revolving Lender make a Revolving Credit Loan as a Base Rate Loan in an amount equal to such Revolving Lender’s Applicable Revolving Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02(a) and (b).  Such Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lenders at the Administrative Agent’s Office not later than 1:00 p.m., New York City time, on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.17(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan as a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received ratably to each Swing Line Lender that made such Swing Line Loans.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Loan in accordance with Section 2.17(c)(i), the request for Revolving Credit Loan submitted by any Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lenders that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lenders pursuant to Section 2.17(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lenders any amount required to be paid by such

Revolving Lender pursuant to the foregoing provisions of this Section 2.17(c) by the time specified in Section 2.17(c)(i), each Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of any Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.17(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against any Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.17(c) (but not its obligation to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if any Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by such Swing Line Lender.

(ii)                                  If any payment received by any Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Revolving Lender shall pay to such Swing Line Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate.  The Administrative Agent will make such demand upon the request of such Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  Each Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Revolving Credit Loan or risk participation pursuant to this Section 2.17 to refinance such Revolving Lender’s Applicable Revolving Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swing Line Lenders that made such Swing Line Loan.

(f)                                   Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lenders.

(g)                                  Independent Swing Line Lender Obligations. No Swing Line Lender shall be responsible for the failure of any other Swing Line Lender to make the ratable portion of a Swing Line Loan to be made by such other Swing Line Lender on the date of any Swing Line Loan.

2.18                        Foreign Currency Exchange Rate.

(a)                                 No later than 12:00 Noon, Local Time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency, provided that, upon receipt of a borrowing request in respect of Foreign Currency Revolving Credit Loans, the Administrative Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Sections 2.01 and 2.02 with respect to such borrowing request).  The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 3.04(f), Section 11.21 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.

(b)                                 No later than 5:00 p.m., Local Time, on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Amounts of the principal amounts of the relevant Foreign Currency Revolving Credit Loans then outstanding (after giving effect to any Foreign Currency Revolving Credit Loans to be made or repaid on such date).

(c)                                  The Administrative Agent shall promptly notify the Borrower and the Lenders of each determination of an Exchange Rate hereunder.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i)  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding.

(ii)                                  If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent or such Loan Party shall withhold or make such deductions as are required, (B) the Administrative Agent or such Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.  (i)  Each Loan Party shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(ii)                                  Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or a Loan Party shall be conclusive absent demonstrable error.  Each Lender hereby authorizes the Administrative Agent and each Loan Party to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent or a Loan Party under this clause (ii).

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Unless the applicable withholding agent has received forms or other documents reasonably satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the other Loan Parties, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate.

(ii)                                  Without limiting the generality of the foregoing:

(A)                               (i) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed  copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax and (ii) any Administrative Agent that is a U.S. Person, including, but not limited to, JPMorgan, in its capacity as the administrative agent for the Lenders under this Agreement and the other Loan Documents, shall deliver to the Borrower on or prior to the date on which such Administrative Agent becomes an Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed  copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed  copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                                  executed copies of IRS Form W-8ECI;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed  copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(iv)                              to the extent a Foreign Lender is not the beneficial owner, executed  copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed  copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv)                              Any Administrative Agent that is not a U.S. Person, including, but not limited to, J.P. Morgan Europe Limited, London Funding Office, shall deliver to the Borrower, on or prior to the date on which such Administrative Agent becomes an Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), a properly completed and executed IRS Form W-8IMY (indicating “Qualified Intermediary” or U.S. branch status) evidencing that the Borrower may make payments to such Administrative Agent, to the extent such payments are received by the Administrative Agent as an intermediary, without deduction or withholding of any taxes imposed by the United States.

(f)                                   Treatment of Certain Refunds.  At no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party pursuant to this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h)                                 Payments made by Administrative Agent.  Any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party.

(i)                                     Lender treated as Partnership.  If any Lender is treated as a partnership for purposes of an applicable Indemnified Tax or Other Tax, any withholding made by such Lender shall be treated as if such withholding had been made by the applicable Loan Party or the Administrative Agent.

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Loan or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender  to issue, make, maintain, fund or charge interest with respect to any such Loan or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the

Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.  If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a)  the Administrative Agent determines that (i) deposits in the applicable currency are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan or (iii) deposits in the applicable currency are not generally available, or cannot be obtained by the Lenders, in the applicable market (in each case with respect to clause (a)(i) above, “Impacted Loans”), or (b) the Administrative Agent or affected Lenders determine that for any reason  the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan (any Foreign Currency affected by the circumstances described in the foregoing clause (a) or (b) is referred to as an “Affected Foreign Currency”), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended and (z) in respect of any Foreign Currency Revolving Credit Loans which are Eurocurrency Loans, then (i) any such Foreign Currency Revolving Credit Loans in an Affected Foreign Currency requested to be made on the first day of such Interest Period shall not be made and (ii) any such outstanding Foreign Currency Revolving Credit Loans in an Affected Foreign Currency shall be due and payable on the first day of such Interest Period, in each case until the Administrative Agent upon the instruction of the affected Lenders revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected

Eurocurrency Rate Loans or Interest Periods) or, failing that, in respect of Eurocurrency Loans denominated in Dollars, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.  Until such relevant notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans denominated in Dollars or Foreign Currency Revolving Credit Loans which are Eurocurrency Loans in an Affected Foreign Currency shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurocurrency Loans denominated in Dollars.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04                        Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the

Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Swing Line Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurocurrency Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Eurocurrency Rate Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Eurocurrency Rate Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(f)                                   Notwithstanding any other provision of this Agreement, if, after the date hereof, (i)(A) the adoption of any law, rule or regulation after the date of this Agreement, (B) any change in any law, rule or regulation or in the interpretation or application thereof by any

Governmental Authority after the date of this Agreement or (C) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, shall make it unlawful for any such Lender to make or maintain any Foreign Currency Revolving Credit Loan or to give effect to its obligations as contemplated hereby with respect to any Foreign Currency Revolving Credit Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 3.04) or currency exchange rates which would make it impracticable for the Lenders to make or maintain Foreign Currency Revolving Credit Loans denominated in the relevant currency to, or for the account of, the Borrower, then, by written notice to the Borrower and to the Administrative Agent:

(i)                                     such Lender or Lenders may declare that Foreign Currency Revolving Credit Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness) be made by such Lender or Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Foreign Currency Revolving Credit Loan (in the affected currency or currencies) or to continue a Foreign Currency Revolving Credit Loan (in the affected currency or currencies), as the case may be, for an additional Interest Period) shall, as to such Lender or Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

(ii)                                  such Lender may require that all outstanding Foreign Currency Revolving Credit Loans (in the affected currency or currencies), made by it be converted to Base Rate Loans or Loans denominated in Dollars, as the case may be (unless repaid by the relevant Borrower as described below), in which event all such Foreign Currency Revolving Credit Loans (in the affected currency or currencies), shall be converted to Base Rate Loans or Loans denominated in Dollars, as the case may be, as of the effective date of such notice as provided in Section 3.04(g) and at the Exchange Rate on the date of such conversion or, at the option of the relevant Borrower, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the converted Foreign Currency Revolving Credit Loans of such Lender shall instead be applied to repay the Base Rate Loans or Loans denominated in Dollars, as the case may be, made by such Lender resulting from such conversion.

(g)                                  For purposes of Section 3.04(f), a notice to the Borrower by any Lender shall be effective as to each Foreign Currency Revolving Credit Loan made by such Lender, if lawful, on the last day of the Interest Period, if any, currently applicable to such Foreign Currency Revolving Credit Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Borrower.

3.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any portion of the Loans (other than a Base Rate Loan) on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loans or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  Each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07                        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV. CONDITIONS PRECEDENT

4.01                        Conditions of Effectiveness.  This Agreement shall become effective on and as of the first date (the “Closing Date”) on which all of the following conditions precedent shall have been satisfied or waived in accordance with Section 11.01:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals, .pdf copies sent via electronic mail or telecopied (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)                                  the Security Agreement, duly executed by each Secured Guarantor, together with:

(A)                               certificates or instruments representing any Equity Interests in each Secured Guarantor (other than Equity Interests in any Secured Guarantor that is not a direct Subsidiary of another Secured Guarantor) and each Subsidiary of the Borrower directly held by any Secured Guarantor, accompanied by all endorsements and/or powers required by the Collateral Documents; provided that, with respect to any such Subsidiary of a Secured Guarantor that is an Excluded Foreign Subsidiary, 100% of the non-voting Equity Interests (if any) shall be required to be pledged by the Secured Guarantors (or such lesser amount that is owned by any Secured Guarantor) and 65% of the voting Equity Interests of such Excluded Foreign Subsidiary (to the extent owned directly by any Secured Guarantor) shall be required to be pledged (and only the certificates or instruments representing such Equity Interests shall be required to be delivered hereunder),

(B)                               (i) a Perfection Certificate with respect to the Secured Guarantors dated the Closing Date and duly executed by a Responsible Officer of the Borrower and (ii) certified copies of UCC, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Secured Guarantor as debtor and that are filed in those state and county jurisdictions in which any Secured Guarantor is organized or maintains its principal place of business and such other searches, if any, that the Administrative Agent reasonably deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted to exist pursuant to the terms hereof),

(C)                               UCC financing statements in proper form for filing, registration or recordation in all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under such Collateral Documents, covering the Collateral described in such Collateral Documents,

(D)                               (i) the Control Agreements referred to in Section 2.06, duly executed by each of the parties thereto and (ii) the Control Agreements with respect to each Deposit Account or Securities Account in which any Borrowing Base Assets are on deposit and any other Control Agreement required by the Loan Documents, in each case, duly executed by each of the parties thereto and, in each case, other than those referred to in Section 6.21, and

(E)                                such other agreements and documents, and evidence that all other actions, recordings and filings have been taken, in each case that the Administrative Agent may reasonably deem necessary or desirable in order to create or perfect the Liens created under the Collateral Documents;

(iii)                               a Note executed by the Borrower in favor of each Lender requesting a Note;

(iv)                              a Borrowing Base Certificate, as of the Closing Date;

(v)                                 a certificate of each Loan Party dated as of the Closing Date signed by a Responsible Officer of such Loan Party certifying that the condition set forth in Section 4.01(b) is satisfied;

(vi)                              such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vii)                           such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or formation;

(viii)                        a favorable opinion of Sidley Austin LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(ix)                              a favorable opinion of (A) Morrison & Foerster LLP, Maryland counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to such matters concerning the Borrower and the Loan Documents to which the Borrower is a party as the Administrative Agent may reasonably request, (B) Bilzin, Sumberg Baena Price & Axelrod LLP, Florida counsel to LNR Partners, LLC, addressed to the Administrative Agent and each Lender, as to such matters concerning LNR Partners, LLC and the Loan

Documents to which it is a party as the Administrative Agent may reasonably request, and (C) Simpson Thacher & Bartlett LLP, United Kingdom counsel to the Administrative Agent, addressed to the Administrative Agent and each Lender, concerning enforceability of the English law Loan Document to be delivered on the Closing Date;

(x)                                 a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xi)                              a certificate of a Responsible Officer of the Borrower certifying that the Borrower has delivered true and correct copies of the operating agreements, partnership agreements or other applicable organizational documents of each Borrowing Base Covenant Subsidiary and, subject to Section 6.21, each Unrestricted Real Property Subsidiary;

(xii)                           the absence of any action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or governmental authority that purports to materially affect the Borrower, the Guarantors or any of their respective Subsidiaries, or any transaction contemplated hereby, or that could have a material adverse effect on the Borrower or the Guarantors, or any of their respective Subsidiaries, or any transaction contemplated hereby or on the ability of the Borrower or the Guarantors to perform its obligations under the Loan Documents; and

(xiii)                        a Solvency Certificate from the Loan Parties demonstrating that each Loan Party is Solvent.

(b)                                 (A) The representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date and (y) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification, and (B) no Default shall exist.

(c)                                  Any fees required to be paid on or before the Closing Date shall have been paid.

(d)                                 Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(e)                                  The Administrative Agent and the Lenders shall have received, at least five (5) Business Days prior to the Closing Date (or such later date as may be acceptable to the Administrative Agent in its sole discretion), to the extent requested at least ten (10) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(f)                                   The Administrative Agent and the Lenders shall have received the Audited Financial Statements and the Unaudited Financial Statements.

(g)                                  The Administrative Agent shall have received satisfactory evidence that (i) that certain Credit Agreement, dated as of April 19, 2013, among the Borrower, the guarantors party thereto, the lenders party thereto, and Credit Suisse AG, as administrative agent (as amended, supplemented or otherwise modified prior to the Closing Date), shall have been terminated and all amounts thereunder shall have been paid in full and (ii) satisfactory arrangements shall have been made for the termination of all guarantees and Liens granted in connection therewith.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01 each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to all Revolving Credit Loans.  The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Loan, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                 No Default or Event of Default shall exist, or would result from such proposed Loan or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, in the case of a Swing Line Borrowing, the Swing Line Lenders shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                                 The Administrative Agent shall have received a Borrowing Base Certificate from the Borrower with the information set forth therein being as of the date of such requested Borrowing.

(e)                                  After giving effect to the proposed Loan, (i) the Total Outstandings shall not exceed the Borrowing Base Amount at such time and (ii) the aggregate Revolving Credit Exposure of all Revolving Lenders shall not exceed the Aggregate Revolving Commitments at such time.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans or a Committed Loan Notice delivered by the Swing Line Lenders pursuant to Section 2.17(c)(i)) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (e) have been satisfied on and as of the date of the applicable Loan.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except in each case referred to in clause (b)(i) to the extent that such conflict or violation could not reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents.  Other than notices and consents required under the terms of any Borrowing Base Asset (all of which have been given or obtained), no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Secured Guarantor of the Liens granted by it pursuant to the Collateral Documents, (c) except for the filing of UCC financing statements and the delivery of Control Agreements, the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Permitted Collateral Liens).  In addition, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the enforcement of any Loan Party of, or the exercise by the Administrative Agent or any Lender of its rights under, the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than, with respect to foreclosure upon or transfer of (i) any Investment Asset, notices that may be required under the documentation governing such Investment Asset, (ii) any Investment Asset, any restrictions on permitted transferees that may be set forth in, the documentation governing such Investment Asset (but only to the extent such restrictions on permitted transferees of such Investment Asset are reasonably standard and customary for assets that are the same type as such Investment Asset) and (iii) any Equity Interest in any Encumbered Real Property Pledged Subsidiary, any notice to, and/or prior written consent or approval from, any lender or agent for any lender required under the terms of any Indebtedness of any Subsidiary of such Encumbered Real Property Pledged Subsidiary.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights in general and to general principles of equity.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.

(b)                                 The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since the date of the balance sheet included in the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06                        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against such Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) challenges the validity or enforceability of this Agreement, any other Loan Document or any of the transactions contemplated hereby, or otherwise purports to restrict or prohibit the performance of all or any portion of this Agreement, any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07                        No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                        Ownership of Property; Liens.  Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09                        Environmental Compliance.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)                                 the Loan Parties and their respective Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) to the extent within the control of the Loan Parties and their respective Subsidiaries, each of their Environmental Permits will be timely renewed and complied with, any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense, and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense;

(b)                                 no Loan Party nor any of its Subsidiaries has used, managed, stored, treated, disposed of, or arranged for disposal of, Hazardous Materials, and Hazardous Materials are not otherwise present at any of their owned, leased or operated properties or at any other location for which any Loan Party or any of its Subsidiaries may be liable, in either case in a manner or under circumstances that has resulted or could reasonably be expected to result in liability to, or interfere with the operations of, any Loan Party or any of its Subsidiaries; and

(c)                                  no Loan Party nor any of its Subsidiaries has assumed or retained any liabilities under any Environmental Law or regarding any Hazardous Materials.

5.10                        Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, except in the case of Subsidiaries that are not Loan Parties where the failure to maintain such insurance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11                        Taxes.  The Borrower and each of its Subsidiaries have timely filed all U.S. federal and material state and other material tax returns required to be filed, and have timely paid all U.S. federal and material state and material other Taxes (whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets, except those Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, and except in the case of Subsidiaries that are not Loan Parties where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no proposed tax assessment or other claim against, and no tax audit with respect to, any Loan Party or any Subsidiary, except in each case as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or claims with respect to Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

5.12                        ERISA Compliance.

(a)                                 Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service or will be filed with the Internal Revenue Service within the remedial amendment period.  To the best knowledge of such Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the best knowledge of such Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except for any of the following which could not reasonably be expected to result in a Material Adverse Effect (i) no ERISA Event has occurred, and neither such Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither such Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither such Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither such Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)                                 On the Closing Date, neither such Loan Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than those listed on Schedule 5.12(d) hereto.

5.13                        Subsidiaries; Equity Interests.  As of the Closing Date, no Loan Party has any Subsidiaries other than as specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party or a Subsidiary thereof in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than Liens permitted to exist under Section 7.01.  All of the outstanding Equity Interests in each Loan Party have been validly issued and are fully paid and nonassessable.  Set forth on Part (b) of Schedule 5.13 is a complete and accurate list of all Loan Parties as of the Closing Date, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation and the address of its principal place of business.  As of the Closing Date, the copy of the charter of each Loan Party and each amendment thereto previously provided to the Administrative Agent on or prior to the Closing Date is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14                        Margin Regulations; Investment Company Act.

(a)                                 Such Loan Party is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Immediately following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of such Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between such Loan Party and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)                                 None of the Borrower, any Person Controlling the Borrower, or any Subsidiary of the Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that (a) with respect to projected financial information and other forecasts, such Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that financial projections are not a guarantee of financial performance and that actual results may differ from financial projections and such differences may be material) and (b) no representation is made hereunder with respect to any reports, certificates or other information received by the Borrower or any other Loan Party from any third party and delivered to the Administrative Agent or any Lender with respect to any Investment Asset.

5.16                        Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                        Taxpayer Identification Number.  Each Loan Party’s true and correct U.S. taxpayer identification number (or the equivalent thereof, in the case of a Loan Party that is not organized under the laws of the United States, any State thereof or the District of Columbia) is set forth on Schedule 11.02 (or, in the case of a Subsidiary that becomes a Loan Party after the Closing Date, is set forth in the information provided to the Administrative Agent with respect to such Subsidiary pursuant to Section 6.12).

5.18                        Intellectual Property; Licenses, Etc.  The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except in the case of Subsidiaries that are not Loan Parties where the failure to possess same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.19                        Solvency.  Each Loan Party individually, and together with its Subsidiaries on a consolidated basis, is Solvent.

5.20                        Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.21                        Sanctions.  No Loan Party, no Subsidiary of any Loan Party nor, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of any Loan Party acting or benefiting in any capacity in connection with the Loans, (i) is currently the subject or target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is engaged in any transaction with any Person who is the subject or target of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  No Loan, nor the proceeds from any Loan, has knowingly been used by any Loan Party or any Subsidiary of any Loan Party to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject or target of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger, the Administrative Agent or any Swing Line Lender) of Sanctions.

5.22                        Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Secured Guarantors in the Collateral described therein, subject to the actions required therein with respect to perfection and priority of such Lien.  Except for filings completed on or prior to the Closing Date and as contemplated hereby and by the Collateral Documents and except for the delivery of effective Control Agreements contemplated hereby and by the Collateral Documents to be delivered on or prior to the Closing Date (or, with respect to those Control Agreements described in Section 6.21, on or prior to the applicable date referred to therein), no filing or other action will be necessary to perfect or protect such Liens.

5.23                        Anti-Money Laundering; Anti-Corruption Laws; Sanctions.

(a)                                 No Loan Party or its Subsidiaries, nor, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of any Loan Party (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

(b)                                 The Loan Parties and their Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and, to the extent applicable to the Loan Parties and their Subsidiaries, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c)                                  No Loan Party or its Subsidiaries, nor, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of any Loan Party acting or benefiting in any capacity in connection with the Loans, is an individual or entity that is included on any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nationals Security Counsel, the European Union or any European Union member state, in each case, to the extent such Person is subject to the jurisdiction thereof.

5.24                        REIT Status; Stock Exchange Listing.  The Borrower is currently organized and currently operates in conformity with the requirements for qualification and taxation as a REIT.  The shares of common Equity Interests of the Borrower are listed on the New York Stock Exchange.

5.25                        Investment Assets.  (a) Each Investment Asset included in any calculation of Borrowing Base Amount or the Interest Coverage Ratio (in each case including any component definition of any thereof), satisfied, at the time of such calculation, all of the requirements contained in the definition of “Qualifying Criteria” and “Borrowing Base Amount”.

5.26                        EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

ARTICLE VI. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.16, 6.19 and 6.20) cause each Subsidiary thereof to:

6.01                        Financial Statements, Borrowing Base Certificates and Related Information.  Deliver to the Administrative Agent (for distribution to the Lenders), in form and detail reasonably satisfactory to the Administrative Agent:

(a)                                 as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Deloitte & Touche LLP or other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                                 as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)                                  on a monthly basis (and in any case within 10 Business Days after the last day of each month), or more frequently if requested by the Administrative Agent upon the occurrence and during the continuance of a Default, a Borrowing Base Certificate (including, without limitation, to the extent relating to any Borrowing Base Asset (i) a list of each Starwood Fund Investment Asset and the pro rata share of such Starwood Fund Investment Asset that is attributable to the Starwood Fund Equity Interests held by the applicable Qualifying Loan Party as determined in accordance with clause (xii) of the proviso to the definition of “Borrowing Base Amount” and (ii) operating results of the mortgage servicing segment which details the components of Fee-Related Earnings and any other information necessary to determine Fee-Related Earnings) (it being understood that a calculation of Servicing Fee EBITDA shall only be required to be included in each Borrowing Base Certificate that is delivered with respect to a fiscal quarter end and that such calculation shall be subject to adjustment by the Borrower upon delivery of the financial statements with respect such fiscal quarter pursuant to subsections (a) and (b) above); provided that if the Total Outstandings at any time exceeds 90% of the Borrowing Base Amount at such time, the Borrower shall provide such certificates to the Administrative Agent on demand.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under subsections (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02                        Certificates; Other Information.  Deliver to the Administrative Agent (for distribution to the Lenders), in form and detail reasonably satisfactory to the Administrative Agent:

(a)                                 [intentionally omitted];

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, (ii) a reconciliation of the calculation of the Leverage Ratio for the relevant Test Period, including a list of all assets and liabilities included in, and all assets and liabilities excluded from, the calculation of the Leverage Ratio for the relevant Test Period, (iii) a schedule identifying each Subsidiary that is (w) not a Significant Subsidiary, together with reasonable detail regarding the total assets and gross revenues of all such Subsidiaries taken as a whole, as a percentage of the consolidated total assets and consolidated gross revenues of the Borrower and its Subsidiaries for the applicable period, (x) a Guarantor (and whether such Guarantor is a Secured Guarantor or a Designated Unsecured Guarantor), (y) an Encumbered Real Property Pledged Subsidiary or (z) a Borrowing Base Subsidiary, (iv) a list of any Equity Interests acquired by any Secured Guarantor (or a structure chart depicting such Equity Interests) and (v) a written certification from the Borrower of the market value of all Near Cash Securities as of the date of such financial statements, in substantially the form attached hereto as Exhibit I, setting forth each of the bids obtained from the applicable broker-dealers (by name), each of whom shall be reasonably acceptable to the Administrative Agent, and showing all calculations and supporting materials (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)                                  promptly after any reasonable request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)                                  [intentionally omitted];

(f)                                   promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g)                                  upon request of the Administrative Agent, the annual tax returns of the Borrower filed with the U.S. Internal Revenue Service;

(h)                                 [intentionally omitted]; and

(i)                                     promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary thereof (including, without limitation, forecasts of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries), or compliance with the terms of the Loan Documents, or any information with respect to any Borrowing Base Asset, in each case as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that the Administrative Agent and/or each Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or substantially similar electronic transmission system (the “Platform”).

6.03                        Notices.  Notify the Administrative Agent and each Lender promptly following its becoming aware of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any Material Adverse Effect that arises by virtue of (i) any breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c)                                  the occurrence of any default or event of default under or related to any of the Borrowing Base Assets;

(d)                                 the occurrence of any ERISA Event; and

(e)                                  any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof not disclosed in the Borrower’s most recent financial statements delivered pursuant to Section 6.01.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations.  (a) Except to the extent the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party, pay and discharge as the same shall become due and payable, (i) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (ii) all lawful claims which, if unpaid, would by law become a Lien not permitted by the provisions of Section 7.01 upon its property; and (iii) all Indebtedness, as and when due and payable, unless the failure to do so could not reasonably be expected to result in an Event of Default; and (b) timely file all material tax returns required to be filed.

6.05                        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06                        Pledge of Equity Interests.  At all times, cause 100% of the Equity Interests of any Borrowing Base Subsidiary (other than an Encumbered Real Property Borrowing Base Subsidiary) and of any Encumbered Real Property Pledged Subsidiary (or, in the case of any Encumbered Real Property Pledged Subsidiary that is an Excluded Foreign Subsidiary, 100% of the non-voting Equity Interests (if any) and 65% of the voting Equity Interests of such Excluded Foreign Subsidiary) to be subject to a perfected first priority pledge (subject to Permitted Equity Encumbrances) in favor of the Administrative Agent for the benefit of the Secured Parties.

6.07                        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08                        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10                        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided the Borrower will have the right to be present during any discussions with such accountants), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (a) so long as no Event of Default exists the Administrative Agent and the Lenders may not exercise the foregoing rights more than two (2) times in any calendar year, and (b) so long as an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11                        Use of Proceeds.  Use the proceeds of the Loans only for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12                        Additional Loan Parties; Additional Collateral.

(a)                                 In accordance with the terms of this Section 6.12(a), cause (i) each of its Subsidiaries that the Borrower wishes to designate as a Borrowing Base Subsidiary (other than an Encumbered Real Property Borrowing Base Subsidiary), (ii) each Direct Parent of any such Subsidiary and (iii) with respect to any Subsidiary that the Borrower wishes to designate as an Encumbered Real Property Borrowing Base Subsidiary, an Encumbered Real Property Holding Company with respect thereto to, in each case, (w) become, on or before the date such Subsidiary is designated as a Borrowing Base Subsidiary, constitutes a Direct Parent of a Borrowing Base Subsidiary or constitutes an Encumbered Real Property Holding Company, as applicable, (A) a Guarantor by executing a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and (B) a Grantor under the Security Agreement by executing a joinder agreement to the Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent, (x) deliver to the Administrative Agent the New Guarantor Deliverables with respect to such Person, (y) provide (A) the Administrative Agent with the U.S. taxpayer identification number for such Subsidiary and (B) the Administrative Agent and each Lender with all documentation and other information concerning such Subsidiary that the Administrative Agent or such Lender reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and (z) take all actions that the Administrative Agent reasonably deems necessary or desirable to cause the Liens created by the Collateral Documents in the assets and property of such Subsidiary to be duly perfected in accordance with all applicable Laws.

(b)                                 With respect to any property acquired after the Closing Date that is intended to be Collateral subject to the Lien created by any of the Collateral Documents but is not so subject (including, without limitation, (x) 100% of the Equity Interests of any Borrowing Base Subsidiary (other than an Encumbered Real Property Borrowing Base Subsidiary) and of any Encumbered Real Property Pledged Subsidiary (or, in the case of any Encumbered Real Property Pledged Subsidiary that is an Excluded Foreign Subsidiary, 100% of the non-voting Equity Interests (if any) and 65% of the voting Equity Interests of such Excluded Foreign Subsidiary), (y) 100% of the Equity Interests (or, in the case of a Subsidiary that is an Excluded Foreign Subsidiary, 100% of the non-voting Equity Interests (if any) and 65% of the voting Equity Interests) directly held by a Secured Guarantor in any newly-formed or acquired Subsidiary of the Borrower (or in any other Subsidiary of the Borrower not previously subject to such Lien) and (z) each Borrowing Base Account), promptly (and in any event within ten (10) days after the formation or acquisition thereof or after the date such Subsidiary becomes a Borrowing Base Subsidiary or a Secured Guarantor, as the case may be (or such longer period as is permitted by the Administrative Agent in its sole discretion)) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall reasonably deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions necessary to cause such Lien to be a first priority, perfected Lien in accordance with all applicable Laws, including, without limitation, the delivery of the certificates representing any Equity Interests not previously delivered to the Administrative Agent and held by a Secured Guarantor (including, without limitation, any Equity Interests in a Borrowing Base Subsidiary or a Secured Guarantor (subject to the limitations contained in clauses (x) and (y) above)) (together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests) and the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent and the execution and delivery of Control Agreements with respect to any Deposit Accounts or Securities Accounts containing any cash, Cash Equivalents or Investment Property of such Subsidiary constituting (or that is required, pursuant to the Loan Documents, to constitute)Collateral; provided that, notwithstanding the foregoing, with respect to any Subsidiary of a Secured Guarantor that is an Excluded Foreign Subsidiary, 100% of the non-voting Equity Interests (if any) shall be required to be pledged by the Secured Guarantors (or such lesser amount that is owned by any Secured Guarantor) and only 65% of the voting Equity Interests of such Excluded Foreign Subsidiary (to the extent owned directly by any Secured Guarantor) shall be required to be pledged (and only the certificates or instruments representing such Equity Interests shall be required to be delivered hereunder).  The Secured Guarantors shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, if the results of any “know your customer” or similar investigation conducted by the Administrative Agent with respect to any Subsidiary are not satisfactory in all respects to the Administrative Agent, such Subsidiary shall not be permitted to become a Guarantor, and no Investment Asset owned, directly or indirectly, by such Subsidiary shall be included as a Borrowing Base Asset unless the Administrative Agent has consented thereto in writing.

(d)                                 The Borrower may, at its option, cause any Subsidiary of the Borrower that directly owns any Equity Interests in a Borrowing Base Covenant Subsidiary to become a Secured Guarantor by (i) causing such Subsidiary to become (A) a Guarantor by executing a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and (B) a Grantor under the Security Agreement by executing a joinder agreement to the Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent, (ii) delivering to the Administrative Agent the New Guarantor Deliverables with respect to such Person, (iii) providing (A) the Administrative Agent with the U.S. taxpayer identification number for such Subsidiary and (B) the Administrative Agent and each Lender with all documentation and other information concerning such Subsidiary that the Administrative Agent or such Lender reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and (iv) taking all actions that the Administrative Agent reasonably deems necessary or desirable to cause the Liens created by the Collateral Documents in the assets and property of such Subsidiary to be duly perfected in accordance with all applicable Laws.

(e)                                  If any Subsidiary of the Borrower shall become a Notes Guarantor, such Subsidiary shall, on or prior to the date (each a “Future Guarantee Date”) that such Subsidiary becomes a Notes Guarantor, execute and deliver to the Administrative Agent a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such Subsidiary will unconditionally guarantee the Obligations, jointly and severally with all other Loan Parties; provided that, with respect to any such Designated Unsecured Guarantor (x) such guarantee will automatically terminate and be released, all other obligations of such Designated Unsecured Guarantor under this Agreement will automatically terminate and such Designated Unsecured Guarantor will be automatically released from all its obligations under its guarantee of the Obligations upon the release of such Designated Unsecured Guarantor from its obligations under its guarantee of the Senior Notes and the Senior Notes Indenture (but not, for the avoidance of doubt, upon the suspension of any such obligations) and (y) in the event that the obligations of such Designated Unsecured Guarantor under and in respect of the Senior Notes and the Senior Notes Indenture are suspended pursuant to the terms of the Senior Notes Indenture, the obligations of such Designated Unsecured Guarantor under this Agreement shall automatically be suspended and will be of no force or effect during any Notes Suspension Period, subject to reinstatement of such obligations and the Guaranty hereunder on the applicable Notes Reversion Date, if any (and upon the occurrence of any such Notes Reversion Date the obligations of such Designated Unsecured Guarantor hereunder shall automatically be reinstated and shall be in full force and effect as though the Notes Suspension Period had never commenced).  The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer notifying the Administrative Agent of the commencement of any Notes Suspension Period or the occurrence of any Notes Reversion Date promptly (but in no event later than ten Business Days) after such commencement or occurrence, as the case may be, and the Administrative Agent shall have no obligation to monitor or determine whether a Notes Suspension Period or a Notes Reversion Date shall have occurred or exists; provided that any failure by the Borrower to deliver any such certificate shall not constitute a Default or Event of Default.

6.13                        Anti-Corruption Laws.  Conduct its businesses in compliance with the FCPA and, to the extent applicable to a Loan Party or any Subsidiary thereof, the UK Bribery Act 2010,

and other similar anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.14                        Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause all lessees and other Persons operating or occupying its properties to obtain and renew, all Environmental Permits necessary for its operations and properties, in each case except to the extent that the failure to obtain or renew any Environmental Permit could not reasonably be expected to have a Material Adverse Effect.

6.15                        Further Assurances.  Promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the full extent permitted by applicable Law, subject any Secured Guarantor’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

6.16                        Maintenance of REIT Status; New York Stock Exchange Listing.  The Borrower will continue its method of operation so as to enable it to meet the requirements for qualification and taxation as a REIT.  The Borrower will also at all times be listed on the New York Stock Exchange.

6.17                        Information Regarding Collateral.

(a)                                 Not effect, with respect to any Grantor, any change (i) in such Grantor’s legal name, (ii) in the location of such Grantor’s chief executive office, (iii) in such Grantor’s identity or organizational structure, (iv) in such Grantor’s federal taxpayer identification number or organizational identification number, if any, or (v) in such Grantor’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than thirty (30) days’ prior written notice (in the form of certificate signed by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable.  The Borrower agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.  Notwithstanding the foregoing or anything else to the contrary contained herein or in any other Loan Document, each Loan Party hereby agrees that it will at all times maintain its jurisdiction of organization as Delaware (or, in the case of the Borrower, Maryland) or one of the other States within the United States of America.

(b)                                 With respect to the Borrowing Base Assets or Fee-Related Earnings, the Secured Guarantors shall take all action necessary or required by the Loan Documents or by Law, or requested by the Administrative Agent, to perfect, protect and more fully evidence the ownership by the Secured Guarantors of each Qualifying Loan Party, each Borrowing Base Covenant Subsidiary, each Borrowing Base Asset and each Borrowing Base Account.

6.18                        Control Agreements.  Subject to the provisions of Section 6.21, cause each Secured Guarantor to deposit, (a) (x) all Cash Equivalents (other than cash) and Investment Property constituting Borrowing Base Assets of such Secured Guarantor into a Borrowing Base Account and (y) all Borrowing Base Asset Proceeds, Fee-Related Earnings and Distributions received by such Secured Guarantor into a Required Borrowing Base Account; provided that it shall not be a breach of this clause (a) if the failure to comply with this clause (a) is attributable to the unintentional direction or receipt of Borrowing Base Assets, Borrowing Base Asset Proceeds, Fee-Related Earnings or Distributions and such Borrowing Base Assets, Borrowing Base Asset Proceeds, Fee-Related Earnings or Distributions are transferred to a Borrowing Base Account (which, in the case of Borrowing Base Asset Proceeds, Fee-Related Earnings or Distributions, shall be a Required Borrowing Base Account), as applicable, within five (5) Business Days of the date of which a Responsible Officer of the Borrower obtains knowledge of such direction or receipt and (b) all cash constituting Borrowing Base Assets of such Secured Guarantor into a Specified Borrowing Base Account.

6.19                        Organization Documents of Borrowing Base Covenant Subsidiaries.  The Borrower shall provide the Administrative Agent with a copy of the Organization Documents of each Borrowing Base Covenant Subsidiary and each Unrestricted Real Property Subsidiary promptly upon request by the Administrative Agent.

6.20                        Valuation.  The Borrower shall determine the Adjusted Net Book Value of each Investment Asset included in the Borrowing Base Amount on a quarterly basis in accordance with GAAP; provided that each Borrowing Base Certificate shall include adjustments to the calculation of Adjusted Net Book Value to reflect (x) any Indebtedness incurred by any Unrestricted Real Property Subsidiary or any Direct Parent thereof, and any Person in which any Starwood Fund (or related feeder fund) holds Capital Stock that directly or indirectly owns the applicable Investment Asset) and (y) any adjustments in the fair value attributable to any CMBS or RMBS.

6.21                        Post-Closing Obligations.  The Borrower shall take, or cause its Subsidiaries to take, as applicable, the actions specified in Schedule 6.21 within the time periods set forth in Schedule 6.21. The provisions of Schedule 6.21 shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.

ARTICLE VII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

7.01                        Liens.

(a)                                 No Borrowing Base Covenant Subsidiary shall, nor shall it permit any of its Subsidiaries (other than an Unrestricted Real Property Subsidiary) to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

(b)                                 The Borrower shall not, nor shall it permit any of its Subsidiaries (other than any Borrowing Base Covenant Subsidiary and any Subsidiary of a Borrowing Base Covenant Subsidiary) to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than any of the following:

(i)                                     Liens pursuant to any Loan Document;

(ii)                                  Liens, the incurrence or the existence of which, shall not result in a Material Adverse Effect or an Event of Default;

(iii)                               Permitted Liens; and

(iv)                              Liens securing Indebtedness permitted under Section 7.03(b);

provided that, in no event shall a Lien on any Collateral be permitted pursuant to this clause (b) other than Permitted Equity Encumbrances (or, in the case of Collateral other than Equity Interests, Permitted Collateral Liens).

7.02                        Investments.

(a)                                 No Borrowing Base Covenant Subsidiary shall, nor shall it permit any of its Subsidiaries (other than an Unrestricted Real Property Subsidiary) to, directly or indirectly, make any Investments, except (i) any Investment Asset that is subject to a Lien under the Loan Documents and proceeds thereof, (ii) Investments in Secured Guarantors, (iii) Investments received in respect of Borrowing Base Assets and held in a Required Borrowing Base Account and cash and Cash Equivalents held in an account subject to a Control Agreement and (iv) Investments by a Borrowing Base Covenant Subsidiary or any Subsidiary thereof in its Subsidiaries; provided that, in the case of the foregoing clause (iv), (x) such Investment shall not, in the reasonable opinion of the applicable Guarantor or Subsidiary at the time of such Investment, be reasonably expected to result in a Material Adverse Effect, (y) at the time of such Investment, no Default shall have occurred and be continuing or would result therefrom and (z) taking into account such Investment, the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis, with the provisions of Section 7.12.

(b)                                 The Borrower shall not, nor shall it permit any of its Subsidiaries (other than any Borrowing Base Covenant Subsidiary and any Subsidiary of a Borrowing Base Covenant Subsidiary) to, directly or indirectly, make any Investment, except any of the following:

(i)                                     Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents, Investment Grade CMBS, Investment Grade RMBS and Near Cash Securities;

(ii)                                  Investments by the Borrower and such Subsidiaries in their respective Subsidiaries;

(iii)                               Investments, the making of which, in the reasonable opinion of the Borrower at the time of the making of (or the commitment to make) such investment, shall not result in a Material Adverse Effect or an Event of Default;

(iv)                              to the extent any Investment constitutes Indebtedness, such Indebtedness is permitted to be incurred pursuant to Section 7.03(b); and

(v)                                 any other Investment; provided that, taking into account the making of such Investment, the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis, with the provisions of Section 7.12;

provided that nothing in this Section 7.02 shall permit any transaction that would be not be permitted under Section 2.15.

7.03                        Indebtedness.

(a)                                 No Borrowing Base Covenant Subsidiary shall, nor shall it permit any of its Subsidiaries (other than an Unrestricted Real Property Subsidiary) to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except Permitted BBCS Indebtedness.

(b)                                 The Borrower shall not, nor shall it permit any of its Subsidiaries (other than any Borrowing Base Covenant Subsidiary and any Subsidiary of a Borrowing Base Covenant Subsidiary) to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except any of the following:

(i)                                     Indebtedness under the Loan Documents;

(ii)                                  Indebtedness outstanding on the Closing Date; and

(iii)                               any other Indebtedness (including any refinancings, refundings, renewals or extensions of Indebtedness outstanding on the Closing Date), provided, that, taking into account the incurrence of such Indebtedness, the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis, with the provisions of Section 7.12.

7.04                        Fundamental Changes.

(a)                                 No Borrowing Base Covenant Subsidiary shall, nor shall it permit any of its Subsidiaries (other than an Unrestricted Real Property Subsidiary) to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that (1) this Section 7.04(a) shall not restrict or prohibit any Disposition permitted under Section 7.05(a) or any Restricted Payment permitted under Section 7.06, and (2) so long as no Default exists or would result therefrom, any Secured Guarantor or Subsidiary thereof may merge, liquidate or dissolve into, or consolidate with, or Dispose of assets to, any one or more other Subsidiaries of the Borrower; provided that, in the case of this clause (2), (i) if any Secured Guarantor is merging with, liquidating into or consolidating with another Subsidiary of the Borrower that is not a Secured Guarantor, such Secured Guarantor shall be the continuing or surviving Person, (ii) if any Secured Guarantor is Disposing of assets to another Subsidiary of the Borrower, such other Subsidiary is also a Secured Guarantor, (iii) if any Borrowing Base Subsidiary is merging with, liquidating into or consolidating with another Subsidiary of the Borrower that is not a Borrowing Base Subsidiary, such Borrowing Base Subsidiary shall be the continuing or surviving Person, (iv) if any Borrowing Base Subsidiary is Disposing of assets to another Subsidiary of the Borrower, such other Subsidiary is also a Borrowing Base Subsidiary, (v) if the Equity Interests of any Person involved in such merger, liquidation or consolidation are Collateral under the Security Agreement, then the Equity Interests of the survivor of such merger or consolidation, or Equity Interests of the Person to whom the other Subsidiary has liquidated into, as applicable, shall be pledged as Collateral under the Security Agreement (to the same extent pledged prior to such transaction), (vi) after giving effect to such transaction or series of transactions, 100% of the Equity Interests (or, in the case of a Borrowing Base Subsidiary that is an Excluded Foreign Subsidiary, 100% of the non-voting Equity Interests (if any) and 65% of the voting Equity Interests) of each Borrowing Base Subsidiary involved in or affected by such transaction or series of transactions (other than any Encumbered Real Property Borrowing Base Subsidiary) and of each Encumbered Real Property Pledged Subsidiary are subject to a perfected first priority Lien (subject to Permitted Equity Encumbrances) in favor of the Administrative Agent for the benefit of the Secured Parties and each such Secured Guarantor and Borrowing Base Subsidiary is a Wholly Owned Subsidiary of the Borrower and (vii) such transaction is permitted under Section 2.15.

(b)                                 The Borrower shall not, nor shall it permit any of its Subsidiaries (other than any Borrowing Base Covenant Subsidiary and any Subsidiary of a Borrowing Base Covenant Subsidiary) to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default has occurred and is continuing or would result therefrom:

(i)                                     any such Subsidiary may liquidate or dissolve into, or Dispose of all or substantially all its assets to (x) another Subsidiary that is not a Borrowing Base Covenant Subsidiary or (y) to a Loan Party;

(ii)                                  any such Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto in the case of any such merger to which any Specified Loan Party is a party, the survivor is, or upon such merger will by operation of law or otherwise be, a Specified Loan Party; and

(iii)                               any Disposition (including any Disposition of Equity Interests) by any such Subsidiary that is permitted by clause (b)(ii) or (b)(iv) of Section 7.05 is permitted.

provided that, notwithstanding the foregoing, (x) clauses (b)(i), (ii) and (iii) shall not permit any transaction unless after giving effect thereto, each Guarantor involved in or affected by such transaction will be a Wholly Owned Subsidiary of the Borrower, (y) clause (b)(ii) shall not permit any transaction unless (1) such transaction shall not in the reasonable opinion of the Borrower at the time of such transaction (or the commitment to enter into such transaction), be reasonably expected to result in a Material Adverse Effect, (2) at the time of such transaction, no Default shall have occurred and be continuing or would result therefrom, and (3) taking into account such transaction, the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis, with the provisions of Section 7.12 and (z) nothing in this clause (b) will permit a transaction that is not permitted by Section 2.15.

(c)                                  The Borrower shall not permit any Unrestricted Real Property Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, in a transaction that is not permitted by Section 2.15.

7.05                        Dispositions.

(a)                                 No Borrowing Base Covenant Subsidiary shall, nor shall it permit any of its Subsidiaries (other than an Unrestricted Real Property Subsidiary) to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition (unless, solely with respect to entering into any such agreement, such agreement is subject to receiving consent hereunder), except (1) Dispositions of Borrowing Base Asset Proceeds expressly permitted under Section 2.06(e), (ii) Dispositions of Borrowing Base Assets expressly permitted under Section 2.15, (3) Dispositions to a Secured Guarantor or a Borrowing Base Subsidiary and (4) Dispositions of property other than Dispositions, directly or indirectly, of Equity Interests in any Borrowing Base Covenant Subsidiary, Borrowing Base Asset Proceeds and Borrowing Base Assets; provided that, in the case of this clause (4), (x) such Disposition shall not, in the reasonable opinion of the applicable Secured Guarantor or Subsidiary at the time of such Disposition (or the commitment to enter into such Disposition), be reasonably expected to result in a Material Adverse Effect, (y) at the time of such Disposition and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom and (z) taking into account such Disposition, the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis, with the provisions of Section 7.12;

provided that, in no event shall any Disposition pursuant to this Section 7.05(a) (x) result in any Guarantor or Borrowing Base Covenant Subsidiary ceasing to be a Wholly Owned Subsidiary of the Borrower or (y) permit any transaction that is not permitted under Section 2.15.

(b)                                 The Borrower shall not, nor shall it permit any of its Subsidiaries (other than any Borrowing Base Covenant Subsidiary and any Subsidiary of a Borrowing Base Covenant Subsidiary) to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition (unless, solely with respect to entering into any such agreement, such agreement is subject to receiving consent hereunder), except:

(i)                                     Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii)                                  Dispositions of property by any such Subsidiary of the Borrower to a Guarantor;

(iii)                               Dispositions permitted by clause (b)(i) or (b)(ii) of Section 7.04; and

(iv)                              any other Disposition of assets (other than Dispositions that, directly or indirectly, result in the Disposition of Borrowing Base Asset Proceeds, Borrowing Base Assets or the Equity Interests of any Secured Guarantor or Borrowing Base Covenant Subsidiary), provided that (x) such Disposition shall not, in the reasonable opinion of the Borrower or the applicable Subsidiary at the time of such Disposition (or the commitment to enter into such Disposition), be reasonably expected to result in a Material Adverse Effect, (y) at the time of such Disposition, no Default shall have occurred and be continuing or would result therefrom and (z) taking into account such Disposition, the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis, with the provisions of Section 7.12.

provided that, in no event shall any Disposition pursuant to this Section 7.05(b) (x) result in any Guarantor or Borrowing Base Covenant Subsidiary ceasing to be a Wholly Owned Subsidiary of the Borrower or (y) permit any transaction that is not permitted under Section 2.15.

(c)                                  The Borrower shall not permit any Unrestricted Real Property Subsidiary to, directly or indirectly, make any Disposition in a transaction that is not permitted by Section 2.15.

7.06                        Restricted Payments.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                                 each Secured Guarantor may declare and/or make (and incur any obligation (contingent or otherwise) to declare and/or make) Restricted Payments to the Borrower or any other Secured Guarantor;

(b)                                 so long as no Event of Default has occurred and is continuing, each Secured Guarantor may declare and/or make (and incur any obligation (contingent or otherwise) to declare and/or make) Restricted Payments (except Restricted Payments of Equity Interests in any Borrowing Base Covenant Subsidiary, Borrowing Base Assets and Borrowing Base Asset Proceeds) ratably to the holders of such Secured Guarantor’s Equity Interests according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(c)                                  each Subsidiary that is not a Secured Guarantor may declare and/or make (and incur any obligation (contingent or otherwise) to declare and/or make) Restricted Payments ratably to the holders of such Subsidiary’s Equity Interests according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(d)                                 the Borrower and each Subsidiary thereof may declare and/or make (and incur any obligation (contingent or otherwise) to declare and/or make) dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; provided that, in the case of any Subsidiaries the Equity Interests of which are pledged, or required to be pledged, to the Administrative Agent for the benefit of the Secured Parties, the Equity Interests so distributed are so pledged (limited, in the case of any Excluded Foreign Subsidiary, to 100% of the non-voting Equity Interests (if any) and 65% of the voting Equity Interests of such Excluded Foreign Subsidiary (and only the certificates or instruments representing such Equity Interests shall be required to be delivered hereunder));

(e)                                  so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the Borrower and each Subsidiary thereof may purchase, redeem and/or otherwise acquire (and incur any obligation (contingent or otherwise) to purchase, redeem and/or otherwise acquire) Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(f)                                   the Borrower shall be permitted to declare and/or pay (and incur any obligation (contingent or otherwise) to declare and/or pay) dividends (which may, for the avoidance of doubt, be in the form of cash, common stock or other common Equity Interests) on its Equity Interests or declare and/or make (and incur any obligation (contingent or otherwise) to declare and/or make) distributions with respect thereto in an amount for any fiscal year of the Borrower equal to such amount as is necessary for the Borrower to (i) maintain its status as a REIT and (ii) so long as no Default is continuing or would result therefrom, avoid payment of any corporate or excise Taxes, including pursuant to Code Section 857 and 4981;

(g)                                  each Secured Guarantor may declare and/or make (and incur any obligation (contingent or otherwise) to declare and/or make) any Restricted Payments ratably to the holders of such Secured Guarantor’s Equity Interests according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made of (i) Borrowing Base Asset Proceeds permitted to be withdrawn from Borrowing Base Accounts pursuant to Section 2.06(e) and (ii) Borrowing Base Assets to the extent expressly permitted by Section 2.15;

(h)                                 the Borrower or any Subsidiary may declare and/or pay Restricted Payments (except Restricted Payments of Equity Interests in any Borrowing Base Covenant Subsidiary, Borrowing Base Assets and Borrowing Base Asset Proceeds) (x) to the extent required to pay regularly scheduled interest and customary additional interest (including under any registration rights agreement) and principal at the fixed maturity date with respect to any Convertible Debt Securities or the Senior Notes and (y) to permit the exercise of put or conversion rights pursuant to Convertible Debt Securities, exercise of put rights pursuant to the Senior Notes Indenture and redemptions of the Senior Notes;

(i)                                     the Borrower or any Subsidiary may declare and/or pay Restricted Payments (except Restricted Payments of Equity Interests in any Borrowing Base Covenant Subsidiary, Borrowing Base Assets and Borrowing Base Asset Proceeds) to repay, purchase, redeem, defease or otherwise acquire or retire for value Indebtedness of the Borrower or any of its Subsidiaries that is unsecured or subordinated in right of payment to the Obligations to the extent that, taking into account the making of such Restricted Payment, the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis, with the provisions of Section 7.12; and

(j)                                    the Borrower and each Subsidiary may declare and/or make (and incur any obligation (contingent or otherwise) to declare and/or make) any Restricted Payment (except Restricted Payments of Equity Interests in any Borrowing Base Covenant Subsidiary, Borrowing Base Assets and Borrowing Base Asset Proceeds), provided that such Restricted Payment may only be made if (i) at the time of such Restricted Payment, no Default shall have occurred and be continuing or result therefrom and (ii) taking into account such Restricted Payment, the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis, with the provisions of Section 7.12;

provided that nothing in this Section 7.06 shall permit any transaction that is not permitted under Section 2.15.

7.07                        Change in Nature of Business.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, engage in any line of business which is not permitted to be engaged in by real estate investment trusts or taxable REIT subsidiaries thereof.

7.08                        Transactions with Affiliates.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions between or among the Borrower and its Subsidiaries not prohibited hereunder, (ii) Restricted Payments not prohibited hereunder and (iii) transactions identified on Schedule 7.08.

7.09                        Burdensome Agreements.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any Contractual Obligation that limits the ability of (a) any Loan Party to Guarantee the Obligations or (b) any Secured Guarantor to create, incur, assume or suffer to exist Liens on the Collateral under the Collateral Documents to secure the Obligations, except to the extent an effective consent or notice has been given or obtained with respect to such Contractual Obligation that waives or eliminates such limitation.

7.10                        Use of Proceeds.  The Borrower shall not (a) use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) use the proceeds of the Loans other than as set forth in Section 6.11.

7.11                        Amendments, Waivers and Terminations of Certain Agreements.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, amend or otherwise change, cancel, terminate or waive in any respect

(i)                                     the terms of any Contractual Obligation of a Loan Party or a Subsidiary thereof except to the extent that same could not reasonably be expected to have a Material Adverse Effect,

(ii)                                  the terms of any Organization Document of any Loan Party (other than the Borrower) or any Subsidiary thereof except to the extent that same could not reasonably be expected to have a material and adverse effect on the ability of any Loan Party to perform its obligations under the Loan Documents, or

(iii)                               the terms of any Organization Document of the Borrower, any Loan Party or any Subsidiary thereof, or any of the terms or provisions of any agreement constituting or related to any Borrowing Base Asset, other than amendments and modifications that (1) do not have a material adverse effect on the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (2) are not adverse in any material respect to the Administrative Agent or the Lenders.

7.12                        Financial Covenants.  The Borrower shall not:

(a)                                 Minimum Liquidity.  At any time permit (i) Cash Liquidity to be less than $75,000,000 or (ii) the sum of Cash Liquidity and Near Cash Liquidity to be less than $175,000,000.

(b)                                 Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio for any Test Period to be less than 1.50:1.00.

(c)                                  Leverage Ratio.  Permit the Leverage Ratio for any Test Period to be greater than 0.75:1.00.

(d)                                 Tangible Net Worth.  Permit Tangible Net Worth at any time to be less than the sum of (i) $3,274,545,000, plus (ii) 75% of Net Cash Proceeds received by the Borrower from issuances or sales of its Equity Interests (other than Equity Interests constituting Convertible Debt Securities) occurring after the Closing Date plus (iii) 75% of any increase in capital or shareholders’ equity (or like capital) on the balance sheet of the Borrower, determined in accordance with GAAP, that would result from the settlement, conversion or repayment of any Convertible Debt Securities (assuming that no other transaction would offset the amount of such increase) after the Closing Date.

(e)                                  Interest Coverage Ratio.  Permit the Interest Coverage Ratio for any Test Period to be less than 1.50:1.00.

(f)                                   Borrowing Base Amount.  Permit the Total Outstandings at any time to exceed the Borrowing Base Amount at such time.

7.13                        Accounting.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any change in fiscal year except with the written consent of the Administrative Agent.

7.14                        Sanctions.

(a)                                 No Loan Party shall engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any applicable law, regulation or other binding measure by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

(b)                                 No Loan Party shall knowingly use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Person to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject or target of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as a Lender, an Arranger, the Administrative Agent, a Swing Line Lender, or otherwise) of Sanctions.

7.15                        Anti-Corruption Laws.  No Loan Party nor any Subsidiary thereof shall use the proceeds of any Loan for any purpose which would breach the FCPA, or to the extent applicable, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default (each, an “Event of Default”):

(a)                                 Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of the Loans, or (ii) within three (3) Business Days after the same becomes due, any interest on the Loans, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower or any Loan Party, as applicable, fails to perform or observe any term, covenant or agreement contained in any of Section 2.06, 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, 6.13, 6.16, 6.17, 6.18, 6.21 or Article VII, or any Grantor fails to perform or observe any term, covenant or agreement contained in the applicable Collateral Document; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except to the extent that any such representation or warranty is already by its terms qualified as to “materiality,” “Material Adverse Effect” or similar language, in which case it shall be true and correct in all respects as of such date after giving effect to such qualification) when made or deemed made (or with respect to any representation or warranty that is expressly stated to have been made as of a specific date, as of such specific date); or

(e)                                  Cross-Default.  (i) Any Specified Loan Party or any Significant Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, or (ii) there occurs under any Swap Contract an “Early Termination Date” (as defined in such Swap Contract, or any similar term defined therein) resulting from any event of default under such Swap Contract as to which a Specified Loan Party is the “Defaulting Party” (as defined in such Swap Contract, or any similar term defined therein); provided, that (x) subsection (e)(i) shall not apply to any redemption, repurchase, conversion or settlement with respect to any Convertible Debt Security pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event that would otherwise constitute an Event of Default and (y) a default, event, occurrence or condition described in this subsection (e) shall not at any time constitute an Event of Default unless, at such time, the aggregate outstanding amount of Indebtedness that is subject to defaults, events, occurrences or conditions of the type described in clause (i) above (after giving effect to clause (x) of this proviso), together with the Swap Termination Value of all Swap Contracts that are subject to defaults, events, occurrences or conditions of the type described in clause (ii) above, exceeds in the aggregate the applicable Threshold Amount; or

(f)                                   Insolvency Proceedings, Etc.  Any Specified Loan Party or any Significant Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Any Specified Loan Party or any Significant Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)                                 Judgments.  There is entered (i) one or more final judgments or orders for the payment of money against one or more Specified Loan Parties or Significant Subsidiaries thereof in an aggregate amount (with respect to all such judgments and orders) exceeding the applicable Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of one or more Loan Parties or Subsidiaries thereof to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount (with respect to all such ERISA Events) in excess of $25,000,000, or (ii) one or more Loan Parties or ERISA Affiliates shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount (with respect to all such failures) in excess of $25,000,000; or

(j)                                    Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)                                 Change of Control.  There occurs any Change of Control; or

(l)                                     Collateral Documents.  Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby except to the extent any such perfection or priority is not required thereby; or

(m)                             REIT Status.  The Borrower shall, for any reason, lose or fail to maintain its status as a REIT.

8.02                        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing:

(a)                                 [intentionally omitted];

(b)                                 the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)                                     declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligations shall be terminated;

(ii)                                  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii)                               exercise on behalf of itself and the Lenders all rights and remedies available to it, the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default specified in Section 8.01(f) with respect to any Specified Loan Party, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX. ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.  Each of the Lenders hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except as expressly provided in Section 9.06, neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02                        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Supermajority Lenders, Required Lenders or Majority Facility Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(d)                                 shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Transferees.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Transferee or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Transferee.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Supermajority Lenders, Required Lenders or Majority Facility Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence, willful misconduct or breach in bad faith as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06                        Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior approval of the Borrower (such approval not to be unreasonably withheld or delayed, and which approval shall not be required following the occurrence and during the continuance of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the prior approval of the Borrower (such approval not to be unreasonably withheld or delayed, and which approval shall not be required following the occurrence and during the continuance of an Event of Default), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the

“Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)                                 Any resignation by JPMorgan as Administrative Agent pursuant to this Section shall also constitute its resignation as a Swing Line Lender.  If JPMorgan resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.17(c).  Upon the appointment by the Borrower of a successor Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and (b) the retiring Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent or the Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

9.09                        Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States (Title 11,

United States Code) including under Sections 363, 1123 or 1129 thereof, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (k) of Section 11.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10                        Collateral and Guaranty Matters.  Without limiting the provisions of Section 9.09, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all Commitments and the payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold, transferred or otherwise disposed of or to be sold, transferred or otherwise disposed of as part of or in connection with any sale, transfer or other disposition permitted hereunder to a Person that is not obligated to grant a Lien on such property in favor of the Administrative Agent for the benefit of the Secured Parties or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b)                                 to release any Subsidiary of the Borrower that is a Guarantor from its obligations under this Agreement or the Guaranty, as applicable, if such Person ceases to be a Subsidiary of the Borrower as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE X. CONTINUING GUARANTY

10.01                 Guaranty.  Each Guarantor hereby absolutely and unconditionally guarantees, jointly and severally, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof).  The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations absent demonstrable error.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Anything contained in this Guaranty to the contrary notwithstanding, it is the intention of each Guarantor and the Secured Parties that the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States (Title 11, United States Code) or any comparable provisions of any similar federal or state law.  To that end, but only in the event and to the extent that after giving effect to Section 10.11, such Guarantor’s obligations with respect to the Obligations or any payment made pursuant to such Obligations would, but for the operation of the first sentence of this paragraph, be subject to avoidance or recovery in any such proceeding under applicable Debtor Relief Laws after giving effect to Section 10.11, the amount of such Guarantor’s obligations with respect to the Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under applicable Debtor Relief Laws, render such Guarantor’s obligations with respect to the Obligations unenforceable or avoidable or otherwise subject to recovery under applicable Debtor Relief Laws.  To the extent any payment actually made pursuant to the Obligations exceeds the limitation of the first sentence of this paragraph and is otherwise subject to avoidance and recovery in any such proceeding under applicable Debtor Relief Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation, and the Obligations as limited by the first sentence of this paragraph shall in all events remain in full force and effect and be fully enforceable against such Guarantor.  The first sentence of this paragraph is intended solely to preserve the rights of the Secured Parties hereunder against such Guarantor in such proceeding to the maximum extent permitted by applicable Debtor Relief Laws and neither such Guarantor, the Borrower, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under applicable Debtor Relief Laws in such proceeding.

10.02                 Rights of Lenders.  Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03                 Certain Waivers.  Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party, but excluding satisfaction thereof by way of payment) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04                 Obligations Independent.  The obligations of each Guarantor hereunder are those of a primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other Person or entity is joined as a party.

10.05                 Subrogation.  Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all Commitments have been terminated and all of the Obligations and any amounts payable under this Guaranty (in each case, other than contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor) have been paid in full.  If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06                 Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Commitments are terminated and all Obligations and any other amounts payable under this Guaranty (in each case, other than contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor) have been paid in full in cash.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any other Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

10.07                 Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the payment in full in cash of all Obligations.  If the Secured Parties so request, any such obligation or indebtedness of the Borrower to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.

10.08                 Stay of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by a Guarantor immediately upon demand by the Secured Parties.

10.09                 Condition of the Borrower.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.10                 Limitations on Enforcement.  If, in any action to enforce this Guaranty or any proceeding to allow or adjudicate a claim under this Guaranty, a court of competent jurisdiction determines that enforcement of this Guaranty against any Guarantor for the full amount of the Obligations is not lawful under, or would be subject to avoidance under, Section 548 of the Bankruptcy Code or any applicable provision of comparable state law, the liability of such Guarantor under this Guaranty shall be limited to the maximum amount lawful and not subject to avoidance under such law.

10.11                 Contribution.  At any time a payment in respect of the Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who either has not made any payments or has made payments in respect of the Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided, that no Guarantor may take any action to enforce such right until all of the Obligations and any amounts payable under this Guaranty (other than, in each case, contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor) have been paid in full in cash and all Commitments are terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 10.11 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Obligations and any other obligations owing under this Guaranty.  As used in this Section 10.11, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such

Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Obligations arising under this Guaranty) on such date.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 10.11, each Guarantor who makes any payment in respect of the Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Obligations (other than, in each case, contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor) have been paid in full in cash and all Commitments are terminated.  Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

ARTICLE XI. MISCELLANEOUS

11.01                 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that notwithstanding the foregoing provisions of this Section 11.01, no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)                                  change any provision of this Section or the definition of “Majority Facility Lenders,” “Required Lenders,” “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)                                   change any of the terms or provisions in any Loan Document requiring pro rata payments, distributions, commitment reductions or sharing of payments without the written consent of each Lender; provided, that with the consent of the Required Lenders, such terms and provisions may be amended on customary terms in connection with an “amend and extend” transaction, but only if all Lenders that consent to such “amend and extend” transaction are treated on a pro rata basis;

(g)                                  release (i) the Borrower from its obligations under this Agreement or any other Loan Document or (ii) all or substantially all of the value of the Guaranty, in each case without the written consent of each Lender, except as expressly provided in the Loan Documents;

(h)                                 release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i)                                     amend, modify or waive any provision affecting the Borrowing Base Amount or the component definitions thereof which has the effect of increasing the Borrowing Base Amount (but excluding any technical amendments to the definition of Borrowing Base Amount or any component definition thereof) without the written consent of the Supermajority Lenders;

(j)                                    amend, modify or waive Section 8.03 without the written consent of each Lender directly affected thereby; or

(k)                                 add any currencies as Foreign Currencies under this Agreement in which a Lender is required to make Loans, in each case without the written consent of each Lender directly affected thereby.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lenders in addition to the Lenders required above, affect the rights or duties of the Swing Line Lenders under this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) any fee letter between any of the Loan Parties, on the one hand, and the Administrative Agent and/or the Arrangers, on the other hand, may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, the Administrative Agent, with the consent of the Borrower, may:

(i)            amend, modify or supplement any Loan Document without the consent of any Lender in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document so long as such amendment, modification or supplement does not impose additional obligations on any Lender, provided that the Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement; and

(ii)           amend, supplement or enter into additional Loan Document to add collateral or perfect its Lien on any Collateral without the consent of any Lender.

Notwithstanding any provision herein to the contrary, without the consent of any other Person, the applicable Loan Party or Loan Parties and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law or to terminate any Control Agreements which are not required under the Collateral Documents and to enter into Control Agreements to the extent required under the Loan Documents.

11.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to a Loan Party, the Administrative Agent or any Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, each Swing Line Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).  The Borrower acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent and each Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall, jointly and severally, indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party and believed by such Person in good faith to be genuine.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03      No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.11), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable invoiced fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided, that the Borrower shall not be obliged to reimburse the fees, charges and disbursements of more than one law firm for the Administrative Agent and all Lenders in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable invoiced fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrower.  Subject to and without duplication of the foregoing subsection (a), the Borrower hereby indemnifies the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and holds each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable invoiced fees, charges and disbursements of any counsel for any Indemnitee) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) the Loans or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN

WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; and provided, further that any indemnity with respect to Taxes shall be governed solely by Section 3.01.  Notwithstanding the foregoing, the Borrower shall not be liable for any losses, claims, damages, liabilities or related expenses incurred by or asserted against an Indemnitee as a direct result of the settlement by such Indemnitee of any such loss, claim, damage, liability or expense that would otherwise be indemnified hereunder, except for settlements entered into with the Borrower’s consent (which may not be unreasonably withheld or delayed).

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Arranger, any Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Arranger, such Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Arranger or such Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Arranger or such Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(c).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of, or breach in bad faith by, such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05      Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section; (ii) by way of participation in accordance with the provisions of subsection (d) of this Section; or  (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, Term Loans and Revolving Credit Loans (including for purposes of this subsection (b), participations in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility, Term Loans and/or the Revolving Credit Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in subsection (b)(i)(A) of this Section, the aggregate Dollar Amount of the Commitment (which for this purpose includes Term Loans and Revolving Credit Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Term Loans or Revolving Credit Loans, as applicable, of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility (or, in the case of Foreign Currency Revolving Credit Loans, the Applicable Minimum Amount), or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Qualified Purchaser/Qualified Institutional Buyer.  The assignee on the date it becomes a Lender hereunder shall certify in the applicable Assignment and Assumption that it is, or meets the criteria for being, both a “qualified purchaser” (within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder) and a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act of 1933, as amended).  Any failure to include such a certification in an Assignment and Assumption shall render such Assignment and Assumption void ab initio and of no force or effect for any purpose.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a

Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender; and

(C)          the consent of each Swing Line Lender that has a Swing Line Loan outstanding at such time shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vi)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of the Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, if any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)         Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (vii) shall not apply to the Swing Line Lenders’ rights and obligations in respect of Swing Line Loans.

Subject to compliance with the foregoing provisions of this subsection (b) and acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with and, in any event subject to the requirements set forth in subsection (d), of this Section (and, if such requirements are not met, shall be void ab initio).

(c)           Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s U.S. Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent demonstrable error and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person which is, and which certifies in writing to such Lender that it is, both a “qualified purchaser” (within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder) and a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act of 1933, as amended) (but excluding a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender or the Borrower or the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall include a certification by the participant that it is, or meets the criteria for being, both a “qualified purchaser” (within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder) and a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act of 1933, as amended), and shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall retain a copy of each Participant’s certification (each such certification, a “Participant Certification”) as to its status as a “qualified purchaser” and “qualified institutional buyer” described above, and shall maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that other than its obligation to provide certifications with respect to or copies of any Participant Certifications to the Borrower pursuant to a request made by the Borrower in accordance with this paragraph, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive, absent demonstrable error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  Upon the written request of the Borrower, each Lender that has sold a participation shall certify to the Borrower that it has received and retains a copy of each of its Participants’ Participant Certifications, and shall upon the further request of the Borrower provide a copy thereof to the Borrower, provided that the Borrower may only so request copies of the Participant Certifications to the extent that they reasonably and in good faith believe that receipt of a copy of the Participant Certification(s) retained by a Lender is necessary in order for Borrower to confirm they are exempt from registration under the Investment Company Act of 1940, as amended, by virtue of the provisions of Section 3(c)(7) thereof.  The Borrower hereby agrees to maintain the confidentiality of all information furnished to them pursuant to this paragraph, except that same may be disclosed (a) to the Borrower and to its and the Borrower’s respective directors, officers, employees, accountants and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (c) to any Governmental Authority or (d) with the written consent of the Lender that disclosed the information to them.  The Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and the participating Lender would have been entitled to receive such greater payment.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(g)           Transfers to Non-Qualified Purchasers/Qualified Institutional Buyers.  Notwithstanding anything herein to the contrary, in no event may any Loan or any interest therein be assigned to or otherwise acquired by (whether by assignment or participation or through a swap or other derivative transaction) any Person which is not both a “qualified purchaser” (within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder) and a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act of 1933, as amended).  Any assignment or acquisition not in compliance with the foregoing sentence shall be void ab initio and of no force or effect, and shall not be effective to transfer any interest whatsoever herein.

(h)           Certain Transactions.  Notwithstanding anything herein to the contrary, no Lender will incur any indebtedness that it believes would subject the Borrower (or any part of the Borrower) to the “taxable mortgage pool” provisions under Code Section 7701(i) under the anti-avoidance rules of Treasury Regulation Section 301.7701(i)-1(g).

(i)            Resignation as Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time a Swing Line Lender assigns all of its Revolving  Commitment and Revolving Credit Loans pursuant to subsection (b) above, such Swing Line Lender may, (i) upon 30 days’ notice to the Borrower and the Revolving Lenders, resign as a Swing Line Lender.  In the event of any such resignation as a Swing Line Lender, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such resigning Swing Line Lender.  If a Swing Line Lender resigns, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.17(c).  Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

(j)            Disqualified Transferees.

(i)            No assignment or participation shall be made to any Person that was a Disqualified Transferee as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Transferee for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Transferee after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Transferee”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Transferee. Any assignment in violation of this clause (j)(i) shall not be void, but the other provisions of this clause (j) shall apply.

(ii)           If any assignment or participation is made to any Disqualified Transferee without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Transferee after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Transferee and the Administrative Agent, require such Disqualified Transferee to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Transferee paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)          Notwithstanding anything to the contrary contained in this Agreement, Disqualified Transferees (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Transferee will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Transferees consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Debtor Relief Plan”), each Disqualified Transferee party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Transferee does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)          The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes  the Administrative Agent, to (A) post the list of Disqualified Transferees provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

11.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(b) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the one or more Loan Parties and their obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)), (g) on a confidential basis to (i)  any rating agency in connection with rating one or more of the Loan Parties or the credit facility provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement customarily included in league table measurements to market data collectors and similar service providers to the lending industry. For purposes of this Section, “Information” means all information received from the Borrower, or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or any of their respective businesses, other than (i) any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary thereof and (ii) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower or any Subsidiary thereof after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of making any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Swing Line Lenders, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13      Replacement of Lenders.  If (i) any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (ii) any Lender is a Defaulting Lender, (iii) any Lender (such Lender, a “Non-Consenting Lender”) refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders or (iv) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee and any amounts payable by the Borrower pursuant to Section 3.01, 3.04 or 3.05 from the Borrower (it being understood that the Assignment and Assumption relating to such assignment shall provide that any interest and fees that accrued prior to the effective date of the assignment shall be for the account of the replaced Lender and such amounts that accrue on and after the effective date of the assignment shall be for the account of the replacement Lender);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable Laws; and

(e)           in the case of clause (iii) above, no Event of Default shall have occurred and be continuing at the time of such replacement.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 11.13, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if a Note has been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

11.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

(b)           SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY

COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, any Arranger or any Lender has no obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Administrative Agent, any Arranger or any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates.  To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17      Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.18      USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.  Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19      ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.20      Investment Asset Reviews.  The Administrative Agent, individually or at the request of the Required Lenders, may engage in its reasonable discretion, on behalf of the Lenders, an independent consultant, which may be an accounting firm (each, an “Independent Valuation Provider”) to complete a review and verification of the accuracy and reliability of the Borrower’s calculation and reporting of the Adjusted Net Book Value of any Investment Asset included in the calculation of the Borrowing Base Amount (each, an “Investment Asset Review”)

at any time, each such Investment Asset Review to be shared with the Lenders and the Borrower. The Borrower agrees to pay the Administrative Agent, not later than 10 Business Days after receipt of a reasonably detailed invoice therefor, the documented out-of-pocket cost of each such Investment Asset Review reasonably incurred by the Administrative Agent; provided that the Borrower shall not be required to reimburse such costs with respect to more than one Investment Asset Review per fiscal year with respect to each such Investment Asset; provided further that the limitations on reimbursement contained in the foregoing proviso shall not apply if an Event of Default has occurred and is continuing.

11.21      Conversion of Currencies.

(a)           If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)           The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrower contained in this Section 11.21 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

11.22      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

STARWOOD PROPERTY TRUST, INC.

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Chief Operating Officer and General Counsel

Signature Page to Credit Agreement

GUARANTORS:

SPT TLA PARENT, LLC
SPT TLA BB HOLDINGS, LLC
SPT TLA BB HOLDINGS TRS, LLC

By: SPT MANAGEMENT, LLC, its Manager

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Person

LNR PARTNERS PARENT, LLC

By: LNR REFSG HOLDINGS, LLC, its sole Member

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Person

LNR PARTNERS, LLC

By: LNR PARTNERS PARENT, LLC, its Managing Member

By: LNR REFSG HOLDINGS, LLC, its sole Member

By: LEISURE COLONY MANAGEMENT LLC, its sole Member

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Person

SPT CEDAR PARENT, LLC

By: SPT REAL ESTATE SUB III, LLC, its sole Member

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Person

SPT IVEY PARENT LLC

By: STARWOOD PROPERTY TRUST, INC., its sole Member

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Person

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and as a Lender

By:	/s/ Matthew Griffith
	Name:	Matthew Griffith
	Title:	Executive Director

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender

By	/s/ Asad Rafiq
	Name:	Asad Rafiq
	Title:	Vice President

Signature Page to Credit Agreement

Credit Suisse AG, Cayman Islands Branch,
As a Lender

By	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

By	/s/ Joan Park
	Name:	Joan Park
	Title:	Authorized Signatory

Signature Page to Credit Agreement

Barclays Bank PLC,
as a Lender

By	/s/ Christopher Aitkin
	Name:	Christopher Aitkin
	Title:	Assistant Vice President

Signature Page to Credit Agreement

Citibank, N.A.,
as a Lender

By	/s/ John C. Rowland
	Name:	John C. Rowland
	Title:	Vice President

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as
a Lender

By:	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

Signature Page to Credit Agreement